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Exhibit 10.94

        EDISON INTERNATIONAL
EDISON MISSION ENERGY
Offer to Exchange
Cash and Stock Equivalent Units
For Affiliate Options of
EDISON MISSION ENERGY

SUMMARY OF DEFERRED COMPENSATION ALTERNATIVES

        Edison International ("EIX") and Edison Mission Energy ("EME") are offering (the "Exchange Offer") to exchange (the "Exchange") cash and stock equivalent units related to shares of EIX common stock for options held by current and former employees with respect to "phantom" units of EME. The terms of the Exchange are set forth in the accompanying Exchange Offer Circular (the "Circular").

        Certain persons who accept the Exchange Offer may elect to defer, under the Edison International Affiliate Option Deferred Compensation Plan (the "DCP"), payment of all or a portion of the consideration that they are otherwise entitled to receive in the Exchange. This Summary of Deferred Compensation Alternatives ("DCP Summary") describes the DCP and the terms under which payment of the Exchange consideration may be deferred under the DCP.

        For details of the Exchange Offer, see the Circular. This DCP Summary should be read in conjunction with the Circular. Capitalized terms used in this DCP Summary have the meanings given to them herein or, if not defined herein, in the Circular.

The Date of this DCP Summary is July 3, 2000.

INTRODUCTION

        The DCP is a new deferred compensation plan that was adopted by EIX, EME, and Edison Capital ("EC") to give certain eligible persons flexibility to elect a deferred payment of the consideration otherwise payable in the Exchange. Participation in the DCP is entirely voluntary.

        The information presented in this DCP Summary is qualified in its entirety by the terms of the DCP. A copy of the DCP document is attached as Attachment A to this DCP Summary. The DCP document controls if any discrepancy exists between the information presented in this DCP Summary and the terms of the DCP document.

        Deferrals.    If you accept the Exchange Offer and you are eligible to participate in the DCP, you may elect (1) to defer all or a portion of the cash component of the Exchange Price otherwise payable to you, and/or (2) to defer the payment date of your SEUs (if you are granted SEUs in accordance with the terms of the Exchange). Eligibility for the DCP is described in the response to Question 1 below. If you are eligible and want to elect a deferral, your deferral election must be made on the Deferral Election Form included with this DCP Summary and returned to EME with your Election Form (the form that you must use to accept the Exchange Offer).

        Cash Portion of the Exchange Price.    If you elect to defer all or a portion of the cash component of the Exchange Price, the deferred amount will be credited under the DCP and paid as described in this DCP Summary (rather than being paid as described in the Circular).

        SEUs.    As described in the Circular, the value of your SEUs generally will become payable on the first or third anniversary of the Exchange Date, whichever you elect. However, if you elect to defer the payment date of your SEUs, your SEUs will remain outstanding until they are "converted" under the DCP. (See the responses to Questions 17 and 18 below.) Once your SEUs are converted, the value of the SEUs will no longer be subject to changes in the value of EIX common stock but will be credited as a fixed dollar amount and earn interest under the DCP. If you elect to defer the payment date of your SEUs:

  (1)
  you generally may elect to convert your vested SEUs (unvested SEUs may not be converted until they vest) to a fixed dollar credit under the DCP at any time between the first and third anniversaries of the Exchange Date; and

  (2)
  any of your outstanding vested SEUs will automatically be converted to 4a fixed dollar credit under the DCP on the earlier of (a) the third anniversary of the Exchange Date, or (b) the later of the first anniversary of the Exchange Date or the day after the termination of your employment with the Company.

Thus, your SEUs may not be converted until they are vested and they may not be converted before the first anniversary of the Exchange Date. In no case, however, will your SEUs remain outstanding (not converted) after the third anniversary of the Exchange Date. The value of your converted SEUs, represented by a dollar credit under the DCP, will be paid in accordance with your DCP payment election(s). You may not elect a conversion of your SEUs if you do not elect to defer the payment of your SEUs.

        Interest.    Deferred cash amounts generally will earn interest at the 120% 10-Year Rate described in the Circular. The value underlying deferred SEUs will be subject to changes in the value of EIX common stock until the SEUs are converted to a dollar amount under the DCP (at which time they will begin to earn interest at the 120% 10-Year Rate).

        Vesting.    The unvested portion of your Exchange Price, if deferred, will be subject to the same vesting schedule applicable to the Exchange Price, as described in the Circular, and will not be paid before the applicable vesting date.

        Payment.    Deferred amounts generally will be paid as soon as administratively practicable following the termination of your employment with the Company. Payment will be made in a lump-sum or, if you elect on your Deferral Election Form, installments. You also may elect an in-service distribution on your Deferral Election Form (see the response to Question 23 below). Later, you will be able to request an Unscheduled Withdrawal (see the response to Question 26 below) or a distribution on account of a Severe Financial Hardship (see the response to Question 27 below). Note, however, that your distribution will not be made before January 2, 2002, even if your employment with the Company terminates prior to that date.

        Risk Factors.    In deciding whether you want to make a deferral election, be sure to bear in mind the deferral risk factors described below under "Risk Factors," in addition to the risk factors described in the Circular.

RISK FACTORS

        A deferral of compensation in accordance with the DCP involves a number of risks that you should carefully consider. Also read the "Risk Factors" section of the Circular.

        Solvency of EME and EIX.    Your rights to any portion of the Exchange Price that you may elect to defer under the DCP are only those of a general unsecured creditor of EME and EIX (EIX has guaranteed EME's obligations under the DCP). The payment of any portion of the Exchange Price that you may elect to defer under the DCP is subject to those entities' continued solvency.

        Opportunity Cost.    In electing to defer receipt of all or a portion of the Exchange Price, you should consider the "opportunity cost" of the deferral afforded by the DCP. That is, you should consider whether the anticipated benefits of the deferral will be greater than the benefits that you could achieve by accepting the Exchange Offer but not electing any deferred payments, paying income taxes as payments are made to you, and investing the consideration you receive in the Exchange in alternative investments.

        For example, there is a significant differential between ordinary and capital gain tax rates. If you accept the Exchange Offer and are eligible to make a DCP deferral election, you must weigh the opportunity costs and benefits, in your own specific case, between the following two alternatives: (1) making a deferral election and deferring payment of all or a portion of your Exchange Price (and deferring payment of taxes) beyond the date(s) such amounts otherwise would have been paid; or (2) electing no deferrals, paying income tax when payment of the Exchange Price is made, foregoing interest on deferrals under the DCP, and investing after-tax amounts not deferred in capital investments (any gain on which may be eligible for capital gain tax rates when the assets are eventually sold or otherwise disposed of). Intervening legislation could reduce or remove the capital gain tax rate advantage.

        Earnings-Related Risk.    Your deferrals that are credited in cash to your account under the DCP (your "Deferral Account") will earn interest as described in this DCP Summary. The interest rates for each year under the DCP are fixed as of October 15 of the preceding year. You must therefore weigh the opportunity costs and benefits, in your own specific case, between the following two alternatives: (1) deferring income (and deferring payment of taxes) under the DCP and having earnings credited on your Deferral Account at an annually fixed rate; or (2) accepting the Exchange Offer but not electing any deferrals and investing the net after-tax proceeds in alternative investments, which could produce a rate of return that is greater than or lesser than the interest rate applicable to your Deferral Account.

        The interest rates under the DCP are calculated based on a 10-year average rate. Thus, market interest rates will fluctuate to a greater degree than the interest rates under the DCP.

        Stock-Related Risks.    The economic effect of SEUs is similar to an investment in EIX common stock. However, unlike a shareholder, you cannot sell or pledge your SEUs and your SEUs do not carry any voting or other shareholder rights. SEUs are non-transferable and illiquid and thus their "value" is at full market risk until they are converted to a dollar credit to your Deferral Account. You may lose value to the extent of any decline in the fair market value of the EIX common stock or its failure to increase at a rate commensurate with lost opportunities. Neither appreciation nor return on your SEUs can be assured.

        Tax Risk.    Based on the advice of its tax counsel, EME believes that your deferrals will have the income tax consequences described in the responses to Questions 39 through 44 below. If you are subject to U.S. tax law and the Internal Revenue Service (the "IRS") successfully challenged your deferrals, your vested deferrals would likely be taxed to you in 2001 (the year that they would have otherwise been paid without a deferral), and your unvested deferrals (and earnings thereon) would likely be taxed to you in the year that they become vested, at ordinary income tax rates. You would have to pay interest on the unpaid taxes. However, management is not aware of any successful challenges by the IRS in circumstances similar to the Exchange Offer.

        You should also read the responses to Questions 45 and 46 below for information with respect to foreign and local tax matters and risks related to changes in applicable law. The Company cannot assure you of any particular domestic or foreign tax consequences, and does not make any such assurances.

QUESTIONS AND ANSWERS

ABOUT THE DCP

Participation—General Provisions

  1.
  Who is eligible for the DCP?

    You are eligible to participate in the DCP if you accept the Exchange Offer and if you satisfy each of the other eligibility requirements described in this section.

    ERISA Test.    The Company must limit participation in the DCP because of applicable requirements under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Your Individualized Statement will indicate if EME and EIX have determined that you are not eligible to participate in the DCP because of the ERISA limitation.

    If your Individualized Statement does not indicate that your DCP participation is limited, and if you were given a copy of this DCP Summary with your copy of the Circular, EME and EIX have determined that your participation in the DCP will not be precluded because of ERISA. However, you also must satisfy certain securities law and employment requirements, described below, if you want to participate in the DCP.

    Securities Law Test.    If you want to make a deferral election, you must:

    (1)
    have individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of the two most recent years, and reasonably expect to reach the same level this year, or

    (2)
    have an individual net worth or a joint net worth with your spouse in excess of $1,000,000.

    This eligibility requirement is imposed because of applicable securities laws. EME's and EIX's determination of whether you are eligible to participate in the DCP is based solely on the ERISA test described above. Even if EME and EIX determine that you are eligible under the ERISA test and give you a copy of this DCP Summary, the Company has not made any determination of whether you satisfy the securities law requirement for eligibility described above. Thus, even if EME and EIX determine that you are eligible, you must attest when you elect a deferral to the fact that you satisfy one of the above income or net worth requirements; otherwise, your deferral election will not be effective.

    The term "income" for this purpose means the sum of: (1) your (or, with respect to the joint income test, your and your spouse's) total gross wages and bonuses actually paid by the Company or another employer, (2) interest (whether taxable or non-taxable) and dividends that you receive, (3) gains or other income realized from your investments (unrealized appreciation in the value of your assets does not count as income for this purpose), and (4) similar amounts of income actually paid to you or realized by you. "Income" is determined before taking into account taxes, deductions that may reduce your income for tax purposes, and other expenses. Your contributions to a 401(k) retirement plan or compensation deferrals to a nonqualified deferred compensation do not reduce your gross "income" for this purpose. The term "net worth" for this purpose means the total current value of your assets (such as your house, cars, and investments) less the amount of your debt (such as your mortgage and other loans). For purposes of determining your "net worth" in this case, you may include the value of your Affiliate Options.

    Employment Requirement.    Any deferral election that you may make will not be effective if you are not employed by the Company on the Exchange Date (unless the termination is due to your Retirement or following your Total Disability). If you are not employed by the Company on the Exchange Date, but the termination of your employment was or is due to your Retirement or following your Total Disability, you may elect a deferral.

    For purposes of the DCP, "Retirement" generally means that you terminate employment with the Company at age 55 or later with at least five years of service to the Company. For purposes of the DCP, EIX's Benefits Committee will determine whether you are "Totally Disabled" in its discretion. These definitions are the same as those set forth in the Circular.

  2.
  Must I participate in the DCP?

    No. You are not required to elect a deferral and participation is completely voluntary. The EME, EIX and EC Boards of Directors, and the Company, do not make any recommendation as to whether you should elect a deferral.

  3.
  What is the benefit of a deferral?

    The benefits of a deferral are that (1) you are guaranteed that your Deferral Account balance will earn interest at the 120% 10-Year Rate, and (2) your deferred amounts (including interest credited thereon) will not be subject to income tax until they are paid to you. (The tax consequences of the Exchange and of electing a deferral are described in more detail in the "Federal Income Tax and Social Security Considerations" section of the Circular and below in this DCP Summary.)

    The potential benefit of deferring your taxes is illustrated by the following chart, which shows that an assumed 8% pre-tax annual return under the DCP for a 10-year deferral period is better than a 10% annual return taxed at the end of the same 10-year period at capital gain tax rates. Specifically, the chart compares your after-tax benefits of (1) deferring $100,000 under the DCP, which will earn interest, compounded annually, at the 120% 10-Year Rate (currently 8%), and (2) receiving a payment of that amount, plus interest, on March 13, 2001 and investing the net after-tax amount in a capital investment the annual rate of appreciation of which is assumed to be 10% compounded annually. The following tax assumptions are also made: (1) the combined federal and state ordinary income tax rate is 48%, (2) the combined federal and state capital gain tax rate is 29%, (3) the Social Security wage base has been reached each year (see the response to Question 40 below), and (4) the Medicare tax rate is 1.45%.

	With a Deferral	Without a Deferral
Original Amount	$100,000	$100,000

Original Amount Plus Approximate Interest Through March 13, 2001 (120% 10-Year Rate for Deferred Amounts, 6.3% for Amounts Not Deferred)	$104,829	$103,794
Less: Employment Taxes on December 31, 2000 (including the gross-up distribution described in the response to Question 40 below)	$2,267	$0
Less: Employment Taxes on March 13, 2001	$0	$1,505
Less: Income Taxes	$0	$49,821

Net Amount on March 13, 2001	$102,562	$52,468
Interest/Appreciation For Ten Years (Interest at 8% Per Year, Appreciation at 10% Per Year)	$118,862	$83,620

Amount After Ten Years	$221,424	$136,088
Less: Employment Taxes	$0	$0
Less: Income Taxes	$106,284	$0
Less: Capital Gain Taxes	$0	$24,250

Net Amount After Ten Years	$115,140	$111,838

    In determining whether you want to elect a deferral, you also must take into consideration the tax rates that will apply in your situation, whether tax and interest rates will change in the future, the actual rate of return that you expect to achieve by not electing a deferral and investing in a capital investment (relative to your desired level of risk), whether you would hold a capital investment for the entire ten-year period (you would trigger tax earlier if you did not hold the asset for the entire ten-year period), whether the capital investment would pay dividends or other taxable annual returns, how long you expect your period of deferral to be, and the other factors described above under "Risk Factors."

  4.
  How and when do I elect a deferral?

    If you are eligible (see the response to Question 1 above) and want to elect a deferral, you must: (1) sign and date the Deferral Election Form included with this DCP Summary; (2) indicate your deferral elections on your Deferral Election Form; and (3) return your Deferral Election Form to EME with and at the same time that you return your Election Form to accept the Exchange Offer.

    If the Deferral Election Form is signed by trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by EME, submit evidence satisfactory to EME of their authority to act in this capacity. Your elections on your Deferral Election Form are irrevocable by you once your Deferral Election Form is filed.

    You cannot elect a deferral under the DCP if you do not accept the Exchange Offer. If you elect a deferral but the Exchange is not completed, your Deferral Election Form will be void.

    If you are employed in a non-U.S. jurisdiction, your Exchange Offer Election Form (or a supplement thereto) may contain other terms and conditions, not described in the Circular or this DCP Summary, that will apply if you accept the Exchange Offer and elect a deferral. Be sure to read your Election Form.

  5.
  What deferral elections can I make?

    If you are eligible, you may make two deferral elections; one for the cash component of the Exchange Price otherwise payable to you, and one for the portion of the Exchange Price payable to you in the form of SEUs.

    Cash Portion of the Exchange Price.    With respect to the cash portion of the Exchange Price, you may elect:

    (1)
    no deferrals (in which case the cash portion of the Exchange Price will be paid to you as described in the Circular),

    (2)
    that the entire cash portion of the Exchange Price be credited under and paid in accordance with the DCP (a 100% deferral), or

    (3)
    that the cash portion of the Exchange Price that exceeds a specified dollar amount be credited under and paid in accordance with the DCP.

    If you elect alternative (3) above, the dollar amount that you specify (and interest thereon) will be paid to you on March 13, 2001. However, if the cash portion of the Exchange Price otherwise payable to you on March 13, 2001 does not equal or exceed the dollar amount that you specify, you will receive only the amount available at that time. The balance will be paid to you from any cash portion of the Exchange Price that becomes payable in January of 2002 or 2003 to the extent necessary to equal the dollar amount that you specify. Amounts in excess of what you specify will be credited under and paid in accordance with the DCP. If you are granted SEUs, any portion of your SEUs that vest, are converted, or are paid will be disregarded for this purpose. That is, the dollar amount that you specify will be paid only from the cash portion of the Exchange Price.

    If you will be paid the Exchange Price all in cash (that is, you will not receive any SEUs) because you are not employed by the Company on the Exchange Date, any deferral election that you make with respect to the cash portion of the Exchange Price will apply to the cash that is payable to you in lieu of the SEU portion of the Exchange Price. See the response to Question 16 below.

    SEUs.    With respect to the portion of the Exchange Price payable to you in SEUs, you may elect:

    (1)
    no deferrals (in which case your SEUs generally will be paid on the first or third anniversary of the Exchange Date, whichever you elect and as described in the Circular),

    (2)
    that payment of all of your SEUs be deferred under the DCP, in which case your SEUs will be paid as described in this DCP Summary.

    You may not elect to defer the payment of some, but not all, of your SEUs. If you elect alternative (2) above, your SEUs will remain outstanding (and their underlying value will continue to be subject to changes in the value of EIX common stock, and they will continue to accrue dividend equivalent SEUs as EIX declares dividends on its common stock) until they are converted to a dollar credit to your Deferral Account (see the response to Question 7 below).

  6.
  Can you give me some examples of my deferral alternatives with respect to the cash portion of the Exchange Price?

    Yes. The following examples illustrate the differences between your deferral alternatives and how they affect the payment of the cash portion of the Exchange Price. These examples relate to the deferral options available on your Deferral Election Form. However, these examples are based on the facts that are assumed for the hypothetical Affiliate Optionee in the response to Question 11 in the Circular. You should refer to the chart when reading the following examples. For ease of illustration, these examples ignore the effects of tax withholding. (See the response to Question 40 below for information on the effects of tax withholding.) Note that "scheduled" payments would not be made if the Affiliate Optionee's employment terminated and such amounts were not vested or did not vest in connection with the termination.

    Cash Deferral Alternative (1)—No Deferral.    Cash deferral alternative (1) is no deferral. If the Affiliate Optionee elected cash deferral alternative (1), the Affiliate Optionee would be paid the Exchange Price in the same manner described in the example in the response to Question 11 in the Circular.

    Cash Deferral Alternative (2)—100% Deferral.    Cash deferral alternative (2) is a 100% deferral (i.e., the entire cash portion of the Exchange Price is deferred under the DCP).

    •
    The Affiliate Optionee's Deferral Account will be credited with $694,975.63 as of the Exchange Date. This amount represents the entire cash portion of the Exchange Price ($656,821.07 + $38,154.56 = $694,975.63). Of this amount, $656,821.07 will be vested as of the Exchange Date, $16,542.23 (plus interest thereon) is scheduled to vest on January 2, 2001, $16,542.23 (plus interest thereon) is scheduled to vest on January 2, 2002, and $5,070.10 (plus interest thereon) is scheduled to vest on January 2, 2003. Interest will be credited and these amounts will be paid in accordance with the terms of the DCP.

    Cash Deferral Alternative (3)—Deferral in Excess of a Specified Dollar Amount.

    Example One.    Cash deferral alternative (3) is a deferral in excess of a stated dollar amount. This example assumes that the Affiliate Optionee elected cash deferral alternative (3) and stated a dollar amount of $500,000.

    •
    The Affiliate Optionee's Deferral Account will be credited with $194,975.63 as of the Exchange Date. This amount represents the cash portion of the Exchange Price that the Affiliate Optionee elected to defer (the total cash portion of the Exchange Price, $694,975.63, less the stated dollar amount of $500,000). Of this amount, $156,821.07 will be vested as of the Exchange Date, $16,542.23 (plus interest thereon) is scheduled to vest on January 2, 2001, $16,542.23 (plus interest thereon) is scheduled to vest on January 2, 2002, and $5,070.10 (plus interest thereon) is scheduled to vest on January 2, 2003. Interest will be credited and these amounts will be paid in accordance with the terms of the DCP.

    •
    The Affiliate Optionee will be paid $500,000 (plus interest at 6.3% from the Exchange Date through the date of payment) on March 13, 2001. This is the stated dollar amount that the Affiliate Optionee elected in his or her DCP deferral election, plus interest.

    Example Two.    As indicated above, cash deferral alternative (3) is a deferral in excess of a stated dollar amount. In this example, the Affiliate Optionee is assumed to elect a stated dollar amount of $675,000. This example illustrates the effects of electing cash deferral alternative (3) and a stated dollar amount greater than the cash portion of the Exchange Price that is vested or vests on March 13, 2001.

    •
    The Affiliate Optionee's Deferral Account will be credited with $19,975.63 as of the Exchange Date. This amount represents the cash portion of the Exchange Price that the

      Affiliate Optionee elected to defer (the total cash portion of the Exchange Price, $694,975.63, less the stated dollar amount of $675,000). Of this amount, no portion will be vested as of the Exchange Date, $14,905.53 (plus interest thereon) is scheduled to vest on January 2, 2002, and $5,070.10 (plus interest thereon) is scheduled to vest on January 2, 2003. Interest will be credited and these amounts will be paid in accordance with the terms of the DCP.

    •
    The Affiliate Optionee will be paid $656,821.07 (plus interest at 6.3% from the Exchange Date through the date of payment) on March 13, 2001. The entire vested cash portion of the Exchange Price will be paid because it does not exceed the stated dollar amount elected by the Affiliate Optionee. The Affiliate Optionee will receive current payments from the unvested cash portion of the Exchange Price, as vesting occurs, until the stated dollar amount is reached.

    •
    $16,542.23 (plus interest at 6.3% from the Exchange Date through the date of payment) is scheduled to vest on January 2, 2001 and also be paid on March 13, 2001. This amount represents the cash portion of the Exchange Price attributable to the January 2001 vesting installments of the Affiliate Optionee's 1998 and 1999 Affiliate Options.

    •
    $1,636.70 (plus interest at the 120% 10-Year Rate from the Exchange Date through the date of payment) is scheduled to vest and be paid on January 2, 2002. This amount represents the cash portion of the Exchange Price attributable to the January 2002 vesting installments of the Affiliate Optionee's 1998 and 1999 Affiliate Options. Note, however, that this amount is only the portion of those installments that is necessary to pay the Affiliate Optionee the stated amount that he or she elected ($656,821.07 + $16,542.23 + $1,636.70 = $675,000). The excess was credited under the DCP as of the Exchange Date. Further note that interest on the amounts not deferred (equal to the stated amount of $675,000) is also paid to the Affiliate Optionee. Therefore, the actual amount paid without deferral will equal $675,000, plus interest as indicated above in this example.

  7.
  Can you further explain my SEU deferral alternatives?

    With respect to the portion of the Exchange Price that is granted to you in the form of SEUs, you may elect no deferrals (in which case your SEUs generally will be paid on the first or third anniversary of the Exchange Date, whichever you elect and as described in the Circular), or 100% deferrals. Your cash and SEU deferral elections are independent of each other. That is, you may defer all or a portion of the cash portion of the Exchange Price, and elect no SEU payment deferrals. Similarly, you may elect no deferral of the cash portion of the Exchange Price, but elect that payment of your SEUs be deferred.

    If you elect to defer payment of your SEUs, the value of your SEUs will not be paid as described in the Circular. Instead, your SEUs will remain outstanding until you elect to convert them to a dollar credit to your Deferral Account (see the response to Question 17 below). If you do not elect to convert your SEUs, they will automatically convert to a dollar credit to your Deferral Account upon the earlier of (1) the third anniversary of the Exchange Date, or (2) the later of the first anniversary of the Exchange Date or the day after the termination of your employment with the Company (see the response to Question 18 below).

    To the extent that your SEUs remain outstanding, the value underlying the SEUs is subject to changes in the value of EIX common stock, and the SEUs will accrue dividend equivalent SEUs as EIX declares dividends on its common stock (see the response to Question 18 in the Circular).

    The amount that is credited to your Deferral Account in respect of your SEUs will be paid in accordance with your Deferral Account payment elections (see "Distributions" below). Note,

    however, that the conversion and payment of your SEUs may occur earlier than the termination of your employment with the Company if you elect an in-service distribution on your Deferral Election Form (see the response to Question 23 below).

  8.
  Do I have to make any other elections?

    If you elect a deferral of the cash portion of the Exchange Price, or if you elect a deferred payment of your SEUs, you must also complete the "Deferral Account Payment Elections" section of the Deferral Election Form so that you can make your payment elections (see the response to Question 19 below).

  9.
  Can I change my deferral election?

    No. Your deferral and, with one exception noted below, payment election(s) must be irrevocable pursuant to IRS rules and regulations. Therefore, you may not cancel or change your deferral election(s) or payment election(s) (except that you may subsequently change your Retirement payment election as described in more detail in the response to Question 25 below). However, you may request an Unscheduled Withdrawal or a Severe Financial Hardship withdrawal as described in the responses to Questions 26 and 27 below.

  10.
  Can I transfer my rights to payment?

    Generally, no. The amount credited to your Deferral Account and the value underlying your SEUs will be paid only to you. The only exceptions are (1) in the event of your divorce, your account balance (or SEUs) may become payable to your former spouse pursuant to a domestic relations order, and (2) if you die, your account balance (including any amount credited in respect of your SEUs) will be payable to your beneficiary.

  11.
  Can I name a beneficiary?

    Yes. You may name a beneficiary to receive amounts payable to you under the DCP in the event of your death. You can name any individual or entity you wish as your beneficiary, subject to your spouse's consent if you are married and do not name your spouse as your sole primary beneficiary. Your beneficiary designation must be on a form approved by the Committee (as defined in the response to Question 34 below). If you do not name a beneficiary, your beneficiary will be your surviving spouse, if your spouse survives you; otherwise, your beneficiary will be your estate.

    You may change your beneficiary designation by filing a new beneficiary designation form with the Committee, subject to the spousal consent requirement described above. The Committee will rely on the last valid beneficiary designation that you file and it receives before the date of your death.

    A beneficiary designation form is included with the Circular. The beneficiary that you designate will be your beneficiary for purposes of the DCP and for purposes of paying any portion of the Exchange Price that you do not defer. Additional beneficiary designation forms are available from EIX Executive Compensation at (626) 302-1025 or (626) 302-7568.

    Your beneficiary designation will automatically be revoked if you marry or divorce after the date of the designation (unless, in the case of marriage, your new spouse was already named as your sole primary beneficiary or, in the case of divorce, your prior spouse was not named as a beneficiary). Therefore, you should file a new beneficiary designation following either of such events.

  12.
  Am I vested in my deferrals?

    You are vested in the cash portion of the Exchange Price that you defer that is attributable to vested Affiliate Options. The portion of the Exchange Price that is attributable to unvested

    Affiliate Options will be subject to the vesting schedule described in the responses to Questions 4 and 12 in the Circular. Any portion of the Exchange Price that you defer will be subject to the same vesting and forfeiture provisions as it would have been if not deferred. That is, the deferred portion of the Exchange Price (and interest credited thereon under the DCP) that is attributable to the unvested portion of your 1998 or 1999 Affiliate Options will not vest until January 2, 2001, 2002, or 2003, as applicable. If your employment by the Company terminates prior to your becoming 100% vested, you will forfeit the unvested portion (and interest credited thereon).

    You will become vested in a pro rata portion of the unvested Exchange Price (whether or not deferred) if your employment by the Company terminates due to your Retirement, death, or following your Total Disability. (See the response to Question 12 in the Circular.) You will become fully vested in your Deferral Account balance if a merger, consolidation or other corporate event occurs that triggers a "Distribution Date" under the Rights Agreements approved by the EIX Board of Directors on November 20, 1996, as amended from time to time.

    If you elect a deferred payment of your SEUs, your SEUs will remain subject to the vesting schedule described in the response to Question 19 in the Circular. However, any amount credited under the DCP in respect of your SEUs will be fully vested since your SEUs can be converted to a dollar credit to your Deferral Account only after your SEUs vest.

  13.
  How are my deferrals credited?

    EME will credit the cash portion of the Exchange Price that you elect to defer to your Deferral Account as of the Exchange Date. EME will credit your Deferral Account with interest as described in the response to Question 14 below, and with the dollar amount of the conversion of your SEUs as described in the responses to Questions 17 and 18 below.

    Your Deferral Account will be reduced by the amount of (1) your distributions or withdrawals from that account, (2) any forfeitures of your unvested deferrals and/or interest on your unvested deferrals (see the response to Question 15 below), and (3) by the amount that is used to satisfy any applicable tax withholding requirements (see the responses to Questions 40, 41 and 43 below).

    EME may establish subaccounts under your Deferral Account if advisable for administrative purposes, such as to separately track your unvested deferrals or deferrals related to your SEUs.

  14.
  How will my Deferral Account be credited with earnings?

    EME will credit your Deferral Account with interest. The annual interest rate for your Deferral Account will be the 120% 10-Year Rate described in the Circular. Interest will be credited daily and compounded annually.

  15.
  What happens to my unvested deferrals if my employment terminates?

    You will forfeit your deferrals (and the interest credited on those deferrals) and your SEUs to the extent that they are not vested on the date your employment terminates.

  16.
  What special rules apply if I am not employed by the Company on the Exchange Date?

    As indicated in the response to Question 14 in the Circular, if you accept the Exchange Offer and you are not employed by the Company on the Exchange Date, you will be paid the Exchange Price all in cash. You will be eligible to elect a deferral only if the termination of your employment was due to your Retirement or following your Total Disability. If you are eligible and elect a deferral, any cash deferral election that you make will apply to the entire

    Exchange Price, including the portion that would have otherwise been granted in the form of SEUs.

Converting Your SEUs

  17.
  When can I elect to convert my SEUs?

    If you elect to defer payment of your SEUs, you have a right to convert all (but not less than all) of your vested outstanding SEUs to a dollar credit to your Deferral Account. Your vested SEUs will convert automatically in certain circumstances, including the termination of your employment with the Company, as described in the response to Question 18 below. Any vested outstanding SEUs will be converted to your Deferral Account in connection with the termination of your employment with the Company and therefore will be subject to the payment elections that you make for your Deferral Account (see the response to Question 19 below).

    The amount credited to your Deferral Account in respect of an SEU conversion will earn interest beginning on the date that it is credited. Thus, the effect of your election to convert an SEU is that, after the conversion, the value related to your SEUs (now credited under the DCP) will earn interest at a stated rate and will no longer be subject to fluctuations in the market value of EIX common stock.

    You may elect a conversion of your vested SEUs at any time (1) after the first anniversary of the Exchange Date, and (2) before the earlier of the third anniversary of the Exchange Date or the date your employment by the Company terminates. If additional SEUs vest after your conversion election, you may make another conversion election at any time before the earlier of the third anniversary of the Exchange Date or the date your employment by the Company terminates. Your election must be on a form and in the manner required by the Committee.

    Contact EIX Executive Compensation, at (626) 302-1025 or (626) 302-7568, for information on how to convert your vested SEUs into deferred compensation credits and to request a copy of a SEU conversion election form. Conversion election forms will be available beginning in July 2001 but, as noted above, you cannot convert your SEUs before the first anniversary of the Exchange Date.

    If you elect a conversion of your vested outstanding SEUs, your Deferral Account will be credited as of the day following the date that EME receives your election with a dollar amount equal to: (1) the closing price of a share of EIX common stock on the New York Stock Exchange on the date that EME receives your election (or, if that day is not a trading day, the closing price of a share of EIX common stock on the New York Stock Exchange on the last trading day before the date that EME receives your election), multiplied by (2) the number of your vested outstanding SEUs on the date that EME receives your election.

      For Example:    Assume that you elect to defer payment of your SEUs and that, at some time after a portion of the SEUs vest and after the first anniversary of the Exchange Date, you have 1,050 SEUs (1,000 of which are then vested). You could elect, as long as the election was made during the period described above, to convert your 1,000 vested SEUs to a dollar credit to your Deferral Account. Assume that you make that election. If the closing price of a share of EIX common stock on the New York Stock Exchange is $24.50 on the day that EME receives your election, your Deferral Account will be credited with $24,500 (1,000 multiplied by $24.50) as of the next day. Your 50 unvested SEUs will remain outstanding. If those 50 SEUs vest, you may elect a conversion of those 50 SEUs after their vesting date but before the earlier of the third anniversary of the Exchange Date or the termination of your employment with the Company.

    If you are paid the Exchange Price all in cash, you will not be granted, and you will not need to elect a conversion of, SEUs. You will not be able to elect a conversion of your SEUs if you do not elect to defer payment of your SEUs, even if you elect to defer payment of all or a portion of the cash component of the Exchange Price.

  18.
  Will my SEUs automatically convert to deferred compensation credits?

    If you elect to defer payment of your SEUs and your employment by the Company terminates before the third anniversary of the Exchange Date, any of your vested SEUs that have not been paid or converted will automatically be converted to a dollar credit to your Deferral Account on the later of (1) the first anniversary of the Exchange Date or (2) the day after your employment by the Company terminates. Any of your SEUs that have not been paid or converted prior to the third anniversary of the Exchange Date will automatically be converted to a dollar credit to your Deferral Account immediately following that date (whether or not you remain employed by the Company).

    If your outstanding SEUs are automatically converted as described above, your Deferral Account will be credited as of the day of the conversion with a dollar amount equal to: (1) the "Per SEU Conversion Amount" determined as described below, multiplied by (2) the number of your outstanding SEUs to be converted.

    First or Third Anniversary of the Exchange Date.    If the conversion of your SEUs is triggered by the first anniversary of the Exchange Date (because your employment terminated before that date) or by the third anniversary of the Exchange Date, the Per SEU Conversion Amount equals: (1) the sum of the daily average of the high and low trading prices of a share of EIX common stock on the New York Stock Exchange for each of the 20 trading days preceding the first or third, as applicable, anniversary of the Exchange Date; (2) divided by 20.

      For Example:    Assume that you have 1,000 outstanding vested SEUs on the third anniversary of the Exchange Date, and that the Per SEU Conversion Amount is $40 on that date. EME will credit your Deferral Account as of the close of business on that day with $40,000 (1,000 multiplied by $40).

    Termination of Employment on or After the First Anniversary of the Exchange Date.    If conversion of your SEUs is triggered by the termination of your employment with the Company on or after the first anniversary of the Exchange Date, the Per SEU Conversion Amount will equal the closing price of a share of EIX common stock on the New York Stock Exchange on the date your employment terminates (or, if that day is not a trading day, determined as of the immediately preceding trading day).

    Crediting.    The amount credited to your Deferral Account will earn interest beginning on the date that it is credited (the day after the conversion).

    Other Automatic Conversions.    Your outstanding vested SEUs also may automatically be converted if you elect an in-service distribution that is greater than the vested amount of cash then credited to your Deferral Account. (See the response to Question 23 below.)

Distributions

  19.
  What distribution alternatives are available to me?

    Generally, the distribution alternatives available for the amount credited to your Deferral Account (including the amount that is credited upon the conversion of your SEUs) are the same alternatives that are available under the Edison International Executive Deferred Compensation Plan.

    At the time you make your deferral election, you must also indicate on your Election Form:

    •
    how the amount credited to your Deferral Account will be paid upon the termination of your employment; and

    •
    whether you want any in-service distributions from your vested Deferral Account balance.

    Your alternatives are described in more detail in the responses to Questions 20 through 25 below. Note, however, that your distribution will not be made before January 2, 2002. In addition, there is a minimum two-year deferral period for in-service distributions. That is, no in-service distribution will be made earlier than the second anniversary of the Exchange Date.

    You also may request an Unscheduled Withdrawal (see the response to Question 26 below) or a distribution on account of a Severe Financial Hardship (see the response to Question 27 below) from your Deferral Account balance. You may request an Unscheduled Withdrawal or hardship distribution even though you have made a distribution election as described above. The minimum two-year deferral period does not apply to a distribution on account of Severe Financial Hardship. That is, you may elect a Severe Financial Hardship distribution before the second anniversary of the Exchange Date. The minimum two-year deferral period does apply to Unscheduled Withdrawals.

    You may not elect more than one in-service distribution. However, you may make more than one Unscheduled Withdrawal and/or Severe Financial Hardship withdrawal, regardless of whether you elect an in-service distribution.

  20.
  How will my Deferral Account be distributed if I Retire?

    You may elect on your Election Form at the time of making your deferral election to have your Deferral Account paid to you following your Retirement in one of the following forms:

    •
    A lump-sum, or

    •
    Monthly installment payments over 60, 120, or 180 months, or

    •
    An initial lump-sum of a specified percentage or dollar amount of your Deferral Account with the remainder paid in monthly installment payments over 60, 120, or 180 months.

    EME will pay you in installments over 180 months if you do not make an election. In addition, EME may pay you in a single lump-sum if your Deferral Account is less than $3,500 after your Retirement. If you elect installments, EME may shorten your payout period if necessary to produce a monthly amount of at least $300. If you elect installments, the balance remaining credited to your Deferral Account will continue to be credited with interest at an annual rate equal to the 120% 10-Year Rate until your entire balance is paid.

    EME generally will pay you (or installments will commence) on a date no later than 60 days following your Retirement date, except that payment will not be made (or installments will not commence) earlier than January 2, 2002. The amount of your Deferral Account payable to you will be reduced by the amount of any taxes that the Company is required to withhold.

  21.
  How will my Deferral Account be distributed if my employment terminates before I Retire?

    Voluntary Terminations.    EME will pay to you an amount equal to your vested Deferral Account balance (less required tax withholding) in a lump-sum or in three annual installments if you terminate employment before becoming eligible to Retire (other than a termination by the Company for Cause, described in more detail below, or a termination due to your death or following your Total Disability, described in more detail in the responses to Questions 22 and 24 below). You should elect a lump-sum or three annual installments on your Election Form at the time of making your deferral election. You will be paid in a lump-sum if you do not make an election. EME will pay you (or installments will commence) on a date no later than 60 days following your termination of employment, except that payment will not be made (or installments will not commence) earlier than January 2, 2002.

    Your post-termination Deferral Account balance will be credited with interest at an annual rate of 100% of the 120-month average annual rate of 10-year Treasury Notes (the "100% 10-Year Rate") as of October 15th of the previous year (rather than the 120% 10-Year Rate) if you elect to be paid in three annual installments.

    Termination by the Company With Cause.    EME will pay you the amount of your vested Deferral Account balance (less required tax withholding) in a single lump-sum if the Company terminates your employment with Cause. EME will pay you on a date no later than 60 days following the termination, except that payment will not be made earlier than January 2, 2002. However, EME has the right to pay you earlier if it decides to do so.

    Your post-termination Deferral Account balance will continue to be credited with interest at an annual rate equal to the 120% 10-Year Rate.

    For purposes of the DCP, termination for "Cause" generally means that the Company terminates your employment because of your willful failure to substantially perform your duties, or you willfully engage in conduct that is injurious to the Company (monetarily or otherwise).

    Adjustments.    EME may pay you in a single lump-sum if your Deferral Account is less than $3,500 after your employment terminates. EME may shorten the payout period if you elect installments and your account produces a monthly installment payment of less than $300.

  22.
  How will my Deferral Account be distributed if I become Totally Disabled?

    If you are declared to be Totally Disabled for purposes of the DCP, EME will pay you the amount of your Deferral Account balance (less required tax withholding) in the form that you elect (lump-sum or installments) for Retirement. EME generally will pay you (or installments will commence) on a date no later than 60 days following the termination of your employment, except that payment will not be made (or installments will not commence) earlier than January 2, 2002.

    Your post-termination Deferral Account balance will continue to be credited with interest at an annual rate equal to the 120% 10-Year Rate.

  23.
  Can I elect an in-service distribution from my Deferral Account?

    Yes. You may elect on your Election Form at the time of your initial deferral election to receive an in-service distribution from your Deferral Account. Your election must specify the dollar amount of your vested Deferral Account to be distributed and the year in which distribution is to be made. The earliest year that you may elect for payment of an in-service distribution is 2002. If you elect an in-service distribution for 2002, that distribution will be made in a lump-sum payment (less required tax withholding) as soon as administratively practicable after the second anniversary of the Exchange Date. If you elect an in-service distribution for any year after 2002, that distribution will be made in a lump-sum payment (less required tax withholding) on or about January 2nd of the year you specify.

    Your in-service distribution election (as well as the dollar amount and year of payment) is irrevocable once made. Your in-service distribution will be made only from the vested portion of your Deferral Account.

      For example:    If you elect a $50,000 in-service distribution, payable in 2005, you will be paid $50,000 from your vested Deferral Account balance (if your vested Deferral Account balance then equals or exceeds that amount) on or about January 2, 2005.

    You may elect only one in-service distribution. Thus, the amount of your Deferral Account that you specify for an in-service distribution will be distributed on one date. Your in-service distribution election will be void if your employment by the Company terminates before the date that you elect for your in-service distribution.

    If the dollar amount that you specify for an in-service distribution is greater than the vested amount credited to your Deferral Account as of the distribution date, any of your vested SEUs that are then outstanding will be converted, based on the closing price of a share of EIX common stock on the New York Stock Exchange on the last trading day preceding the date of the conversion, to a dollar credit to your Deferral Account to the extent necessary to raise your vested Deferral Account balance to the amount that you specify for the in-service distribution. If you have no vested SEUs outstanding, or if the conversion of your vested SEUs is not sufficient to pay the full amount that you specified for your in-service distribution, your in-service distribution will equal only the vested amount credited to your Deferral Account on the distribution date (after conversion of your then-outstanding vested SEUs). You will not receive additional distributions if or when additional amounts vest.

  24.
  What happens if I die before receiving my entire Deferral Account balance?

    If you die before receiving your entire Deferral Account balance, your remaining vested account balance will be paid to your beneficiary.

    If you are still employed by the Company when you die, EME will pay your vested account balance to your beneficiary in accordance with your Retirement payment election. Your beneficiary will be paid (or installments will commence) following your death, except that payment will not be made (or installments will not commence) earlier than January 2, 2002.

    If you die after your Retirement or after your employment by the Company terminated following your Total Disability, EME will pay your remaining account balance to your beneficiary at the time or times that it would have otherwise been paid to you.

    If you die after your employment by the Company terminates (other than due to Retirement or a termination following your Total Disability), your beneficiary will receive a lump-sum payment of any amount remaining credited to your account. Payment will be made following your death, except that payment will not be made earlier than January 2, 2002.

    Your post-termination Deferral Account balance will continue to be credited with interest at an annual rate equal to the 100% 10-Year Rate or 120% 10-Year Rate, whichever was in effect with respect to your Deferral Account immediately prior to your death.

    In all cases, EME may pay your beneficiary in a single lump-sum if your remaining account balance is less than $3,500. Also, EME may shorten the payout period if your account produces a monthly installment payment of less than $300.

    Your beneficiary may petition the Committee once after your death for a change in the form of payment. The Committee may, in its sole and absolute discretion, choose to grant or deny your beneficiary's petition.

  25.
  Can I change my distribution elections?

    You may change the form of payout that you elect for Retirement by filing a new election form with the Committee. However, your new election will only be valid if the Committee receives it at least 13 months before your Retirement. If you Retire and fewer than 13 months have elapsed since the Committee received your new election, your distribution will be based on the last valid election that you made. Election forms are available from EIX Executive Compensation at (626) 302-1025 or (626) 302-7568.

    You may not change any other distribution elections.

  26.
  Can I elect an Unscheduled Withdrawal from my Deferral Account?

    Yes. You may withdraw up to 100% of your vested Deferral Account balance at any time after the second anniversary of the Exchange Date (an "Unscheduled Withdrawal"). However, if you elect an Unscheduled Withdrawal, you must pay a penalty. The penalty is generally 10% of the amount that you elect to withdraw. However, the penalty percentage is reduced to 5% for the two years following a change of control (as that term is defined in the DCP document). The amount that you elect to withdraw, less the penalty amount and applicable tax withholding, will be paid to you. Your Deferral Account will be reduced by the total amount that you elect to withdraw.

      For example:    If you elect an Unscheduled Withdrawal of $15,000 from your vested Deferral Account balance, EME will pay you $13,500 (less applicable tax withholding) and you will forfeit $1,500 (10% of $15,000). If you elect an Unscheduled Withdrawal of that amount in the two-year period following a change of control, EME will pay you $14,250 (less applicable tax withholding) and you will forfeit $750 (5% of $15,000). Your vested Deferral Account balance will be reduced by $15,000 in either case.

    The minimum Unscheduled Withdrawal is 25% of your vested Deferral Account balance. An election to withdraw more than 75% of your vested Deferral Account balance will be treated as an election to withdraw your entire vested Deferral Account balance. In addition, if you request an Unscheduled Withdrawal and the vested amount remaining in your Deferral Account is $3,500 or less, your election will be treated as an election to withdraw your entire vested Deferral Account balance.

    You can elect an Unscheduled Withdrawal on forms that are available from EIX Executive Compensation at (626) 302-1025 or (626) 302-7568. Payment will be made within 30 days after the date your request for a withdrawal is received. If you want to make an Unscheduled Withdrawal of an amount greater than the vested amount then credited to your Deferral Account, you should consider converting any of your then vested outstanding SEUs before you request your Unscheduled Withdrawal.

  27.
  Can I make a withdrawal from my Deferral Account in the event of a Severe Financial Hardship?

    Yes. You can request a distribution from your vested Deferral Account balance for a Severe Financial Hardship at any time, and without penalty. The amount that you request as a distribution cannot exceed the amount that you need to satisfy the hardship plus the amount of taxes that will be withheld in connection with the hardship distribution.

    Your request must be filed with the Committee. You will receive a Severe Financial Hardship distribution only if the Committee approves your request.

    A "Severe Financial Hardship" generally includes a financial hardship to you that results from:

    •
    a sudden and unexpected illness or accident that you (or one of your dependents) incur,

    •
    loss to your property due to casualty, or

    •
    similar extraordinary and unforeseeable circumstances that arise as a result of events beyond your control.

    The Committee's determination of whether a Severe Financial Hardship exists will depend on the facts of each case. Examples of what will not be considered a Severe Financial Hardship include the need to send a child to college or the desire to purchase a home.

    Contact EIX Executive Compensation at (626) 302-1025 or (626) 302-7568, for information on how you may request a Severe Financial Hardship distribution. If you want to request a

    Severe Financial Hardship distribution of an amount greater than the vested amount then credited to your Deferral Account, you should consider converting any of your then vested outstanding SEUs, if you are then able to elect a conversion, before you request your distribution.

  28.
  Can I take a loan from my Deferral Account, or assign or pledge my Deferral Account as collateral for a loan?

    No, loans from your Deferral Account are not available. Your account balance, and your SEUs, may not be assigned or pledged as collateral for a loan.

  29.
  What valuation date is used for calculating payment/withdrawal amounts?

    The valuation date for determining the amount of your distribution from your Deferral Account will generally be the last day of the month in which your Retirement, termination of employment, or death occurs. For scheduled in-service distributions and unscheduled or hardship withdrawals, it will be the day prior to the date the distribution or withdrawal occurs.

  30.
  May the Company further defer the time of payment?

    Notwithstanding anything else in this DCP Summary to the contrary, the Company may delay the date of your payment if you are an officer described in the next paragraph and the Company's ability to deduct its payment to you would otherwise be lost.

    The Company's ability to deduct compensation in excess of $1 million per year to certain of its officers is limited by Section 162(m) of the Internal Revenue Code. Section 162(m) is, however, very limited in its application. It generally only applies to an officer in a year in which the officer constitutes one of the five EIX executive officers whose compensation is listed in the Proxy Statement prepared for the following year. These five persons may be officers of an EIX affiliate in some circumstances.

    If the Committee determines that the Company's ability to deduct the amount otherwise payable to one of these five officers in a year is or reasonably could be limited by Section 162(m) because the officer is or reasonably could be a Section 162(m) officer (as described above) in that year, the Company may delay the payment to that officer until a year in which the Committee determines that the Company's tax deduction for the payment is not or is not reasonably expected to be limited by Section 162(m). If the payment is deferred, the deferred portion will continue to be credited to the officer's Deferral Account and will continue to earn interest at the rate applicable to that account.

Payment Security—Rights of Participants

  31.
  Is the payment of the amount credited to my Deferral Account guaranteed under all circumstances?

    No. You have a right to receive the vested portion of your Deferral Account in accordance with the terms of the DCP. Your vested Deferral Account balance will be paid by the Company entity that employed you at the time your Affiliate Options were granted. However, that entity's obligation under the DCP is an unsecured promise to pay money in the future in an amount equal to the vested balance credited to your Deferral Account.

    EIX has guaranteed the payment of the vested amount credited to your Deferral Account should EME become insolvent. EIX's guarantee of amounts otherwise payable by EME is also an unsecured promise to pay money in the future.

    No Company entity has set aside any money in a "rabbi trust" or otherwise, or created any special reserve, with respect to the DCP. Amounts payable to you or your beneficiary will be paid from the general assets of EME (or, in the event that EME becomes insolvent, from the general assets of EIX) exclusively. You will have no special rights against any specific property or assets of EIX or EME, nor will you be the beneficiary of, or have any rights, claims or interests in, any annuity contract or other investment, or the proceeds therefrom, owned or which may be acquired by EIX or EME, in the event of that entity's receivership, bankruptcy or insolvency.

    Your rights against the assets of the Company in each case will be no greater than the rights of other unsecured general creditors. You will be entitled to receive amounts payable under the DCP, if any, only if EME (or EIX should EME become insolvent) has enough funds available to pay DCP obligations after paying all of its secured or other priority creditors.

  32.
  What about the DCP's investments?

    There are none. The DCP is an unfunded plan, has no assets, and makes no investments.

  33.
  Does the DCP give me any employment rights?

    No. Neither the DCP nor your participation in the DCP has any effect on your employment status or gives you any rights to continued employment with the Company or any of its affiliates.

Plan Administration

  34.
  How will the DCP be administered?

    The Compensation and Executive Personnel Committee of the Board of Directors of EIX (the "Committee") will administer the DCP. The EIX Board of Directors appoints the members of the Committee and has the right to change the membership of the Committee at any time. The Committee has the authority to make and enforce all rules and regulations for the administration of the DCP and to decide or resolve any and all questions, including interpretations of the DCP, as may arise in connection with the DCP.

    Decisions of the Committee with respect to the DCP and/or amounts payable under the DCP are final, conclusive and binding on all parties.

    You will receive a statement of your DCP account balances following the end of each calendar quarter. If you have any questions regarding your statement, contact EIX Executive Compensation at (626) 302-1025 or (626) 302-7568. Discrepancies in your statement should promptly be reported to EIX Executive Compensation.

  35.
  How do I make a claim for amounts payable under the DCP?

    You should file a written request with the Committee if you believe that you are being denied a benefit to which you are entitled under the DCP. The request should set forth the reasons for your claim. Any communication to the Committee should be sent to the Committee, care of EIX's Secretary to the following address:

      Corporate Secretary, Edison International
      2244 Walnut Grove Avenue, P.O. Box 800
      Rosemead, California 91170

    The Committee will reply to the claim within 90 days (or 180 days under special circumstances). If the claim is denied in whole or in part, you may submit the claim, within 60 days after such denial, to the Committee for review. The Committee will review the prior claim decision and any additional information that you may submit, and will inform you in writing of its final decision, not more than 60 days after its receipt of your request for review (or 120 days under special circumstances).

    The DCP's specific claims procedures are set forth in Section 14.1 of the DCP document. Claims also may be submitted to arbitration as described in Section 14.2 of the DCP document.

  36.
  Is the DCP a "qualified" plan?

    No. As an unfunded plan maintained by the Company for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the DCP is not subject to the participation, vesting, funding, fiduciary responsibility or plan termination insurance provisions of ERISA. The DCP is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

  37.
  Who pays the costs of administering the DCP?

    The Company pays the expenses of administering the DCP.

  38.
  Can the DCP be amended or terminated?

    EIX generally may amend the DCP at any time. Your consent will be required as to any amendment that is materially adverse to your rights or benefits under the DCP.

Federal Income Tax and Social Security Consequences

        Questions 39 - 45 below discuss the United States federal income tax and Social Security considerations of a material nature that relate to amounts credited and paid under the DCP, and that relate to SEUs if you elect a deferral of your SEU payment. Question 46 comments on state, local and foreign tax matters. The information in this section has been prepared based on the advice of the Company's tax advisors. However, the Company cannot and does not guarantee any particular tax consequences. You should consult your own tax advisors.

        The Company will withhold any amounts required by law (including U.S. federal, state or local, or foreign, income, employment or other taxes) to be withheld from amounts credited or payments due under the DCP, and from amounts credited or due in respect of the SEUs. The amount of tax withheld by the Company may not be sufficient to pay the actual tax liability due, and you will be responsible for any shortfall.

  39.
  What is the income tax effect of electing to defer compensation?

    Based on the advice of their tax counsel, EIX and EME believe that amounts credited to your Deferral Account will only be taxed for income tax purposes in the year when they are actually paid to you. In addition, interest credited in accordance with the DCP will not be taxed in the year it is credited to your account but will only be taxed in the year it is actually paid to you.

    Similarly, if you elect to defer the payment of your SEUs, your SEUs will not be taxed when they vest or are converted to a dollar credit to your Deferral Account, and you will not be taxed if and when you are granted additional SEUs as dividend equivalents. You will only be taxed for income tax purposes in the year that the amount credited to your Deferral Account in respect of your SEUs is actually paid to you.

    You will recognize taxable income upon the receipt of payments from the DCP. The amount of income that you recognize will equal the amount of cash that you receive from the DCP and will constitute ordinary income, not capital gain.

    You will pay federal income tax based on the tax rates in effect for the year in which you receive a payment from the DCP, rather than based on the tax rates in effect for the year in which the compensation is deferred.

    Under current law, you will not be entitled to postpone income tax on payments from the DCP by rolling those payments over into an individual retirement account, nor will you be entitled to the benefits of income averaging that may be available for distributions from tax-qualified plans.

  40.
  If my DCP credits are considered pretax deferrals, why is FICA currently withheld?

    The Federal Insurance Contributions Act ("FICA") imposes two types of taxes—Social Security tax (at 6.2%) and Medicare tax (at 1.45%)—on both employers and employees for wages paid to employees. The Social Security tax is a percentage of wages up to the Social Security wage base limitation, which is $76,200 for the year 2000. The Social Security wage base is adjusted annually. Once you have paid Social Security tax for a given year on an amount of wages from a particular employer equal to the wage base limitation, no further Social Security tax is payable on that year's wages from that employer. Currently, there is no wage base limitation for Medicare tax purposes. Thus, all wages paid to you are subject to Medicare tax.

    Amounts credited to your Deferral Account are treated as wages received for FICA tax purposes in the year such amounts are vested, rather than in the year that they are actually paid. Thus, although the DCP defers the recognition of income for regular federal income tax purposes, it does not do so for FICA tax purposes.

      For Example:    Your Deferral Account is credited with $50,000 on the Exchange Date, $45,000 of which is vested. The vested $45,000 that is credited to your Deferral Account, as well as interest credited with respect thereto in the year 2000, will be subject to FICA tax in 2000. Any interest credited after 2000 in respect of that vested amount will not be subject to FICA tax. The unvested $5,000 credited to your Deferral Account will be subject to FICA tax in the year that it becomes vested. Any interest that is credited in respect of the unvested $5,000, through the year of vesting, also will be subject to FICA tax in the year that the $5,000 vests, but interest credited after the year of vesting will not be subject to FICA tax.

    Amounts credited to your Deferral Account (including interest) will not be subject to FICA tax at the time they are paid to you. A limited exception to this rule is that your vested Deferral Account balance (to the extent that it becomes vested in the year of payment) will be subject to FICA tax at the time of payment rather that on December 31 of that year.

    As permitted by law, the Company will elect to defer the date that FICA taxes are triggered from the actual vesting date of deferred amounts to the last day of the calendar year in which the amounts vest. The Company will elect to defer the FICA tax date to the last day of the calendar year in which deferred amounts vest to facilitate the withholding of your portion of the FICA taxes due. The Company expects that it will satisfy its FICA tax withholding obligation with respect to your deferrals by deducting the amount it is required to withhold from your Deferral Account.

      For Example:    Your Deferral Account is credited with $50,000 on the Exchange Date, $45,000 of which is vested. The vested $45,000 that is credited to your Deferral Account earns $1,500 in interest through December 31, 2000. The vested portion of your Deferral Account on December 31, 2000 equals $46,500 (the amount deferred plus interest credited with respect thereto). The $46,500 will be subject to FICA tax on December 31, 2000. The required FICA withholding will equal $674.25 (this amount is calculated at a rate of 1.45% and assumes that you had reached the $76,200 Social Security wage base limitation for 2000). The Company will satisfy its withholding obligation by deducting the $674.25 from your Deferral Account balance.

      The deduction to your Deferral Account will, however, be treated as a taxable distribution to you that will also be subject to income tax withholding. The Company will withhold federal income taxes at the supplemental wage withholding rate (currently 28%) and any state and local income taxes. (For this example, state income tax withholding is assumed to be at a 6% rate—the current supplemental withholding rate for California employees. No local income tax withholding is assumed. The actual state and, if applicable, local withholding rate(s) will depend on the state in which you are employed.)

      Thus, the actual amount required to be withheld will be greater than $674.25 and will equal (1) the original $674.25, plus (2) the amount of income tax withholding due with respect to the total reduction of your Deferral Account. The actual withholding amount will be approximately $1,021.59 and will be ordinary taxable income to you. The actual withholding amount is calculated as follows: (1) federal income tax withholding on the deemed distribution equals $286.04 (28% of $1,021.59), (2) state income tax withholding on the deemed distribution equals $61.30 (6% of $1,021.59), and (3) the original FICA tax due equals $674.25; these amounts total $1,021.59.

      Your vested Deferral Account balance will be $45,478.41 ($46,500 minus $1,021.59). (Note that if you had not reached the Social Security wage base limitation, the Company would also withhold Social Security tax (at 6.2%) until the limitation had been reached, which would increase the amount deducted from your Deferral Account.) As noted above, the $1,021.59 will be taxable ordinary income to you in the year that your Deferral Account is reduced. The income taxes that are withheld may not be sufficient to pay the actual tax liability due, and you will be responsible for any shortfall.

      The unvested $5,000 credited to your Deferral Account will be subject to FICA tax in the year(s) that it vests. Assume that $2,500 vests in January 2001 and that interest credited on the $2,500 through December 31, 2001 is $283. The $2,783 will be subject to FICA tax on December 31, 2001. Your Deferral Account will be reduced by the required withholding amount, which will constitute a taxable distribution to you and also will be subject to income tax withholding, as described above. Similar treatment will apply to the portions of your Deferral Account that vest in 2002 and 2003.

    The Company fully expects to satisfy its tax withholding obligations in the manner described above. Thus, the Company's tax withholding obligations (1) should not affect other compensation payable by the Company to you, and (2) should not require you to make a payment to the Company.

  41.
  If my SEUs are not subject to income tax until they are paid, why is FICA withheld when the SEUs vest?

    If you elect to defer payment of your SEUs, your SEUs are treated as wages received for FICA tax purposes in the year that they become vested, rather than in the year that they are converted to a dollar credit to your Deferral Account. Thus, although the SEUs defer the recognition of income for regular federal income tax purposes, they do not do so for FICA tax purposes.

      For Example:    You elect to defer payment of your SEUs and you are vested in 1,000 SEUs on the Exchange Date. You are subject to FICA tax on the value of 1,000 SEUs in the year 2000. If the Per SEU Payment Amount is $25, you will recognize $25,000 of taxable income in 2000 for FICA purposes.

    For purposes of FICA withholding, the Per SEU Payment Amount will equal the average of the high and low prices of a share of EIX common stock on the last trading day preceding the date that withholding occurs.

    Your SEUs will not be subject to FICA tax at the time that they are converted to a dollar credit to your Deferral Account. A limited exception to this rule is that if your SEUs vest, and are converted and paid in the same year, FICA withholding will occur at the time of payment rather than December 31 of that year. In this case, your payment will be reduced by the amount of required FICA withholding. If your SEUs vest and are converted (but not paid) in the same year, your Deferral Account will be reduced on December 31 of that year by the amount of required FICA withholding. In this case, any interest that was credited to your Deferral Account with respect to the conversion and before December 31 of that year also will be subject to FICA withholding on December 31.

    Interest credited to your Deferral Account in respect of your converted SEUs, if any, will not be subject to FICA tax (with the limited exception noted in the last paragraph).

    As noted in the response to Question 40, a tax rule allows the Company to elect to defer the date that FICA taxes are triggered from the actual vesting date to the last day of the calendar year in which the amounts vest. The Company intends to defer the FICA tax date to the last day of the calendar year in which SEUs vest to facilitate the withholding of your portion of the FICA taxes due. The Company expects that it will satisfy its FICA tax withholding obligation with respect to your SEUs by reducing the number of your outstanding vested SEUs by a number equal in value to the amount of the withholding obligation.

      For Example:    Using the facts of the last example, you are subject to FICA tax on the value of 1,000 SEUs on December 31, 2000. If the Per SEU Payment Amount is $25 on December 31, 2000, you will recognize $25,000 of taxable income at that time for FICA purposes. The required FICA withholding will equal $362.50 (this amount is calculated at a rate of 1.45% and assumes that you had reached the Social Security wage base limitation for 2000). The Company will satisfy its withholding obligation by reducing the number of your outstanding vested SEUs by the required withholding amount. The reduction to the number of your vested SEUs will, however, be treated as a taxable distribution to you that will also be subject to income tax withholding. Therefore, the actual amount required to be withheld will be greater than $362.50 and will equal (1) the original $362.50, plus (2) the income tax withholding due with respect to the reduction of your SEUs. The actual withholding amount will be approximately $549.24 (assuming a federal withholding rate of 28% and a state withholding rate of 6%) and will be ordinary taxable income to you. If the Per Unit Payment Amount is $25, the Company will reduce your outstanding vested SEUs by 21.9696 units ($549.24 divided by $25) and you will continue to hold 978.0304 vested SEUs. (Note that if you had not reached the Social Security wage base limitation, the Company would also withhold Social Security tax (at 6.2%) until the limitation had been reached, which would increase the amount required to be withheld.)

      Similar treatment will apply to your SEUs that vest in 2001, 2002 and 2003.

    The Company fully expects to satisfy its tax withholding obligations in the manner described above. Thus, the Company's tax withholding obligations (1) should not affect other compensation payable by the Company to you, and (2) should not require you to make a payment to the Company.

  42.
  Will DCP distributions affect my Social Security benefits after I Retire?

    Yes and no. DCP distributions will not affect the amount of your Social Security benefits. For purposes of Social Security, these amounts are considered "earned" when they are vested; therefore, they do not constitute earned income when they are distributed to you and will not cause any loss of Social Security benefits. However, because the distributions will be considered gross income for federal income tax purposes, they may have the effect of subjecting a portion of your Social Security benefits to federal income taxation. You should discuss these issues in greater detail with your tax advisor.

  43.
  What are the income tax withholding consequences of electing to defer compensation under the DCP?

    Under current law, no income tax withholding is required when you defer compensation, but the Company is required to withhold income tax from DCP distributions. The Company will withhold federal income taxes from distributions at the supplemental wage withholding rate (currently 28%). State and local income tax withholding also may be required, depending on your state of employment. (For example, the California supplemental wage withholding rate is 6%.)

      For example:    Using the facts in the second example in the response to Question 40, assume that your vested Deferral Account balance of $45,478.41 increases to $65,000 because of interest and the conversion of your SEUs, then becomes payable to you. You will be paid approximately $42,900 (assuming a state tax withholding rate of 6% and no local tax withholding). This amount equals your total vested Deferral Account balance of $65,000, minus (1) federal income tax withholding of $18,200 (28% of $65,000) and (2) state tax withholding of $3,900 (6% of $65,000). The income taxes that are withheld may not be sufficient to pay the actual tax liability due, and you will be responsible for any shortfall. FICA had already been withheld on the vested amounts. Thus, your distribution, including the interest that was credited after your vested amounts were subject to FICA tax, would not be subject to FICA withholding.

  44.
  Are amounts paid to my beneficiary taxable income to my beneficiary?

    Any amounts payable to your beneficiary upon or following your death are taxable to your beneficiary as income and, under certain circumstances, may be subject to estate taxes as part of your estate. Your tax advisor can provide you with more information on this topic.

  45.
  Could a change in tax law affect my benefits?

    Yes. The foregoing discussion is based on current law. Congress may change the relevant tax and Social Security law at any time, and such changes may be retroactive to before the date of enactment. Such changes may have a material effect on the benefit you expect to achieve by deferring income.

    For example, Congress may change the rates of federal income tax in the future. If federal income tax rates increase, you may pay more income tax when amounts credited under the DCP are paid than you would have paid if those amounts had been taxed currently. You should therefore carefully evaluate the after-tax benefits and risks of electing a deferral.

  46.
  What are (1) the local income tax and (2) the foreign income tax consequences of deferrals?

    EIX and EME are unaware of any state and local income tax consequences in the United States of participation in the DCP that differ from the United States federal income tax consequences described above.

    EIX and EME are unaware of any foreign jurisdiction (other than Singapore, as noted below) in which you may now be employed by EME in which the income tax consequences to you in that country would be different than those United States federal income tax consequences described above. Taxation is, however, different in Singapore. EIX and EME are distributing a supplement to this DCP Summary to participants who are employed in Singapore.

Effect on Other Retirement Plan Benefits

  47.
  How will amounts credited or paid under the DCP affect my benefits under other Company-sponsored retirement plans?

    They will not. Income that you would have recognized if you had exercised your Affiliate Options in the ordinary course would have been excluded from your compensation for purposes of determining your benefits under other Company-sponsored retirement plans. Similarly, income recognized in connection with the DCP will be excluded from your compensation for purposes of determining your benefits under other Company-sponsored retirement plans.

Section 16 Consequences

  48.
  What are the Section 16 reporting and matching liability consequences of the SEUs?

    Under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), an insider is required to report the acquisition of SEUs (on Form 4 or 5), the granting of additional SEUs as dividend equivalents (on Form 4 or Form 5), any forfeiture of SEUs (on Form 4 or 5), and the payment or conversion of SEUs (on Form 4). Executive officers of EIX and members of the EIX Board of Directors are considered "insiders." An executive officer of an EIX affiliate may be deemed an EIX executive officer, and therefore considered an insider, for this purpose.

    Under Section 16(b) of the Exchange Act, an insider may have to pay to EIX the amount of any profit realized from a sale and purchase, or purchase and sale, of EIX equity securities (including derivative securities) that occurs within a six-month period and is not otherwise exempt from Section 16(b). The grant, forfeiture and/or payment (including any automatic conversion to your Deferral Account) of SEUs (including dividend equivalent SEUs) should be exempt from Section 16(b) "matching" liability. SEU deferral and payment elections contemplated by the Exchange Offer should also be exempt from Section 16(b) matching liability. If you are an insider and make an election to convert your SEUs to your Deferral Account, your election and the attendant conversion could be deemed to be a matchable "discretionary transaction" under Section 16(b) in certain circumstances and subject you to Section 16(b) matching liability. These rules are complex—your election to convert your SEUs will subject you to Section 16(b) matching liability only if (1) it is made within six months after you elect an opposite-way discretionary transaction (such as a transfer of your 401(k) plan account into the EIX stock fund), and (2) it occurs within six months of a prior non-exempt acquisition of EIX equity securities by you (such as a purchase of EIX common stock on the open market).

    EIX has implemented a compliance program to assist insiders with their reporting obligations and avoidance of Section 16 liability. If you are an insider, you should contact the EIX Corporate Secretary before engaging in any transaction involving your SEUs (including any election to convert your SEUs). You also may contact the EIX Corporate Secretary if you are uncertain whether EIX considers you to be an insider. However, compliance with Section 16 is the sole responsibility of the individual insider, and you should contact your personal attorney as appropriate.

ADDITIONAL INFORMATION

        If you have any questions with respect to the Exchange Offer, the DCP, the SEUs, or any other matters discussed in this DCP Summary, please contact EIX Executive Compensation, at the special Exchange Offer telephone line (626/302-5675) or e-mail address (exchange@Edison.com), or at the following address:

    Executive Compensation
    Edison International
    2244 Walnut Grove Avenue, P.O. Box 800
    Rosemead, California 91770

        After the Exchange Date, you may also contact EIX Executive Compensation at (626) 302-1025 or (626) 302-7568.

        The Circular, and the documents filed with the Securities and Exchange Commission that are incorporated by reference in the Circular, are incorporated by reference into this DCP Summary. If you need another copy of the Circular, contact EIX Executive Compensation at the above address or telephone number. For information with respect to the documents filed with the Securities and Exchange Commission that are incorporated by reference, see "Additional Information; Incorporation of Documents by Reference" in the Circular.

ATTACHMENT A

DEFERRED COMPENSATION PLAN DOCUMENT

EDISON INTERNATIONAL

AFFILIATE OPTION

DEFERRED COMPENSATION PLAN

Effective as of August 7, 2000.

Page
ARTICLE 1
DEFINITIONS
ARTICLE 2
PARTICIPATION
2.1 Commencement	4
2.2 Continuation of Participation	4
ARTICLE 3
EMPLOYEE DEFERRALS
3.1 Participation Election	4
3.2 Vesting	4
ARTICLE 4
DEFERRAL ACCOUNTS AND INTEREST
4.1 Deferral Accounts	5
4.2 Crediting Deferral Accounts	5
4.3 Debiting Deferral Accounts	5
4.4 Statement of Deferral Accounts	6
4.5 Interest	6
ARTICLE 5
RETIREMENT BENEFITS
5.1 Amount of Benefits	6
5.2 Form of Benefits	6
5.3 Commencement of Benefits	7
5.4 Small Benefit Exception	7
ARTICLE 6
TERMINATION OF EMPLOYMENT BENEFITS
6.1 Termination of Employment	7
6.2 Termination of Employment With Cause	7
ARTICLE 7
DEATH BENEFITS
7.1 Pre-Retirement Death Benefits	8
7.2 Post-Retirement or Total Disability Death Benefits	8
7.3 Post-Termination Death Benefits	8
7.4 Change in the Form of Benefits	8
7.5 Small Benefit Exception	8
ARTICLE 8
TOTAL DISABILITY BENEFITS
8.1 Amount of Benefits	9
8.2 Form of Benefits and Small Benefit Exception	9
8.3 Commencement of Benefits	9
ARTICLE 9
IN-SERVICE WITHDRAWALS
9.1 Scheduled Withdrawals	9
9.2 Unscheduled Withdrawals	10
9.3 Severe Financial Hardship Withdrawals	10

i

ARTICLE 10
CONDITIONS RELATED TO BENEFITS
10.1 Nonassignability	11
10.2 No Right to Assets	11
10.3 Protective Provisions	11
10.4 Taxes, Tax Withholding	11
10.5 Employer's Right to Defer Payment	11
10.6 Termination of Employment	12
10.7 Payments on Behalf of Persons Under Incapacity	12
ARTICLE 11
PLAN ADMINISTRATION
11.1 General	12
11.2 Administrator Action	12
11.3 Powers and Duties of the Administrator	12
11.4 Construction and Interpretation	13
11.5 Information	13
11.6 Compensation, Expenses and Indemnity	13
ARTICLE 12
BENEFICIARY DESIGNATION
12.1 Beneficiary Designations—General	13
12.2 Payments to Minors	14
ARTICLE 13
AMENDMENT OR TERMINATION OF PLAN
13.1 Amendment of Plan	14
13.2 Termination of Plan	14
13.3 Amendment or Termination After Change in Control	14
13.4 Exercise of Power to Amend or Terminate	14
13.5 Constructive Receipt Termination	14
ARTICLE 14
CLAIMS AND ARBITRATION PROCEDURES
14.1 Claims and Review Procedures	15
14.2 Dispute Arbitration	15
ARTICLE 15
MISCELLANEOUS
15.1 Successors	15
15.2 ERISA Plan	16
15.3 Trust	16
15.4 Employment Not Guaranteed	16
15.5 Continued Service	16
15.6 Gender, Singular and Plural	16
15.7 Captions	16
15.8 Validity	16
15.9 Waiver of Breach	16
15.10 Expenses	17
15.11 Applicable Law	17
15.12 Notice	17

ii

EDISON INTERNATIONAL

AFFILIATE OPTION DEFERRED COMPENSATION PLAN

Effective as of August 7, 2000

PREAMBLE

        WHEREAS, the outstanding Edison Mission Energy and Edison Capital Affiliate Options granted under the Edison International Equity Compensation Plan, the Edison International Officer Long-Term Incentive Compensation Plan and the Edison International Management Long-Term Incentive Compensation Plan may be exchanged pursuant to the Affiliate Option Exchange Offer; and

        WHEREAS, it has been proposed to establish a deferred compensation plan that would permit the deferral of any amounts realized by Participants who elect to accept the Affiliate Option Exchange Offer for their outstanding Affiliate Options.

        NOW THEREFORE, the Edison International Affiliate Option Deferred Compensation Plan is established subject to the terms and conditions set forth herein.

ARTICLE 1
DEFINITIONS

        Whenever the following words or phrases are used in the Plan with the first letter capitalized, they shall have the meanings specified below.

        Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.

        Affiliate means EIX or any corporation or entity which, along with EIX, is a component member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code.

        Affiliate Option means an Edison Mission Energy or Edison Capital affiliate option performance award awarded to an Eligible Person pursuant to the terms of the EIX Officer Long-Term Incentive Compensation Plan, the EIX Management Long-Term Incentive Compensation Plan, or the EIX Equity Compensation Plan.

        Affiliate Option Exchange Offer or Exchange Offer means the offers by the Participating Affiliates which expire on August 7, 2000 to exchange all outstanding Affiliate Options for Cash Exchange Amounts and SEUs under the terms and conditions set forth in the Exchange Offer Circulars.

        Beneficiary means the person or persons, or entity, entitled in accordance with Article 12 to receive all or a portion of a Participant's Plan benefits upon the Participant's death.

        Cash Exchange Amounts means the amounts, determined in accordance with the Exchange Offer Circular, that would become payable to a Participant in cash in 2001, 2002 and 2003 as a result of the Participant's acceptance of the Affiliate Option Exchange Offer, including any cash that would become payable in lieu of SEUs to an Eligible Person who is no longer employed by the Affiliates on the Exchange Date.

        Cause means the willful failure by a Participant to substantially perform his or her duties for an Affiliate or the willful engaging by a Participant in conduct which is injurious to an Affiliate, monetarily or otherwise.

        Change in Control means any event that triggers a "Distribution Date" under the Rights Agreement approved by the EIX Board of Directors on November 20, 1996, as amended on September 16, 1999.

        Code means the United States Internal Revenue Code of 1986, as amended from time to time.

        Conversion Election means a Participant's written election, filed on a form and in a manner prescribed by the Administrator for this purpose, to convert all of the Participant's vested SEUs into a dollar credit to the Participant's Deferral Account in accordance with such Participant's Participation Election and Section 3.1.

        Deferral Account means the notional account for each Participant established for recordkeeping purposes to which amounts deferred under the Plan, denominated in cash, and interest thereon, is allocated under Article 4 of the Plan.

        EIX means Edison International or any successor corporation.

        Eligible Person means an individual who (a) is designated by a Participating Affiliate as eligible to participate in the Plan, and (b) is employed by an Affiliate on the Exchange Date (unless such individual's employment with an Affiliate terminated due to his or her Retirement or following his or her Total Disability), and (c) satisfies one of the requirements set forth in the following paragraph:

          An individual must satisfy at least one of the following three criteria to qualify as an Eligible Person: (a) he or she had individual Income (as defined below) in excess of $200,000 in each of 1998 and 1999 and reasonably expects to reach the same level in 2000, (b) he or she had joint Income with his or her spouse in excess of $300,000 in each of 1998 and 1999 and reasonably expects to reach the same level in 2000, or (c) he or she has an individual Net Worth (as defined below) or a joint Net Worth with his or her spouse in excess of $1,000,000. When making a Participation Election, an otherwise Eligible Person must attest, in writing in the Participation Election, to the fact that he or she satisfies one of these three criteria or the Participation Election shall be ineffective. The Administrator may rely on such representation in determining whether the individual is an Eligible Person. For purposes of this paragraph, the following definitions shall apply:

            "Income" means the sum of the individual's (or, with respect to the joint Income test, the individual's and his or her spouse's): (i) total gross wages and bonuses actually paid by an Affiliate or another employer, (ii) interest (whether taxable or non-taxable) and dividends received, (iii) gains or other income realized from investments (unrealized appreciation in the value of assets does not count as income for this purpose), and (iv) similar amounts of income actually paid or realized. "Income" is determined before taking into account taxes, deductions that may reduce income for tax purposes, deductions on account of contributions to a 401(k) retirement plan or nonqualified deferred compensation plan, and other expenses.

            "Net Worth" means the total current value of the individual's (or, with respect to the joint Net Worth test, the individual's and his or her spouse's) assets (including houses, other real estate, automobiles, investments and the value of vested Affiliate Options) minus his or her debts (including mortgages and other loans).

        Employer means the Participating Affiliate that employed the Participant at the time the Participant's Affiliate Option was awarded.

        ERISA means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

        Exchange Date means the date, determined in accordance with the Exchange Offer Circular, that the Affiliate Option Exchange Offer becomes effective and Affiliate Options are exchanged for Cash Exchange Amounts and SEUs.

        Exchange Offer Circular means either the document describing the offer to exchange Edison Mission Energy Affiliate Options, dated July 3, 2000, or the document describing the offer to exchange Edison Capital Affiliate Options, dated July 3, 2000.

2

        100% 10-Year Rate means an annual interest rate effective for a calendar year that is equivalent to 100% of the 120-month average annual rate of 10-year U.S. Treasury Notes determined as of October 15 of the preceding year.

        120% 10-Year Rate means an annual interest rate effective for a calendar year that is equivalent to 120% of the 120-month average annual rate of 10-year U.S. Treasury Notes determined as of October 15 of the preceding year.

        Participant means an Eligible Person who has filed a valid and effective Participation Election in accordance with Section 3.1.

        Participating Affiliate means EIX, Edison Mission Energy, or Edison Capital.

        Participation Election means a Participant's written election, on a form and filed in a manner prescribed by the Administrator for this purpose, to defer Cash Exchange Amounts and/or SEU Exchange Amounts under the Plan in accordance with Section 3.1.

        Plan means this Edison International Affiliate Option Deferred Compensation Plan, as amended from time to time.

        Retirement means a Participant's termination of employment with the Affiliates after attainment of age 55 and after completion of at least five years of service with an Affiliate, as determined by the Administrator.

        Scheduled Withdrawal means a distribution of all or a portion of a Participant's vested Deferral Account as elected by the Participant in accordance with Section 9.1 of the Plan.

        Severe Financial Hardship means a financial hardship to a Participant that results from: (a) a sudden and unexpected illness or accident suffered by a Participant or his or her dependent(s), (b) loss of the Participant's property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances that arise as a result of events beyond a Participant's control. Examples of what will not be considered a Severe Financial Hardship include the Participant's need to pay college expenses for a dependent or the Participant's desire to purchase a home.

        Severe Financial Hardship Withdrawal means a distribution of all or a portion of a Participant's vested Deferral Account in accordance with Section 9.3 of the Plan.

        SEU means a stock equivalent unit granted to a Participant as a result of the Participant's acceptance of the Affiliate Option Exchange Offer.

        SEU Exchange Amounts means the amounts that would otherwise be paid to a Participant in cash in respect of the Participant's SEUs, had the Participant not elected to defer such payment in accordance with the Plan.

        Total Disability means the permanent and total disability of a Participant as determined by the Benefits Committee of EIX, in its discretion.

        Unscheduled Withdrawal means a distribution of all or a portion of a Participant's vested Deferral Account in accordance with Section 9.2 of the Plan.

        Valuation Date means the last day of the month in which a Participant's termination of employment occurs, or for the purposes of calculating Scheduled, Unscheduled and Severe Financial Hardship Withdrawals under Article 9, the day before such a withdrawal is made.

3

ARTICLE 2
PARTICIPATION

        2.1    Commencement.

        An Eligible Person will become a Participant in the Plan as of the Exchange Date if he or she files a valid and effective Participation Election.

        2.2    Continuation of Participation.

        Once a Deferral Account balance has been established, a Participant or Beneficiary will continue as a Participant or Beneficiary under the Plan as long as a balance remains in his or her Deferral Account.

ARTICLE 3
EMPLOYEE DEFERRALS

        3.1    Participation Election.

          (a)    Cash Exchange Amounts Deferral.    An Eligible Person may make a one-time election to defer his or her Cash Exchange Amounts under the Plan by completing and submitting a Participation Election, which sets forth the Eligible Person's Cash Exchange Amounts deferral election, to the Administrator by August 7, 2000. All of the Eligible Person's Cash Exchange Amounts, or the Eligible Person's Cash Exchange Amounts in excess of a specified dollar amount, may be deferred under the Plan.

          (b)    SEU Exchange Amounts Deferral.    An Eligible Person may make a one-time election to defer 100%, but not less than 100%, of his or her SEU Exchange Amounts under the Plan by completing and submitting a Participation Election, which sets forth the Eligible Person's SEU Exchange Amounts deferral election, to the Administrator by August 7, 2000.

          (c)    Irrevocable Election.    A Participant's Participation Election is irrevocable once filed.

        3.2    Vesting.

          (a)    Vesting in Deferral Accounts Upon Termination of Employment.    A Participant's right to receive Cash Exchange Amounts deferred under Section 3.1(a) and any interest thereon will be subject to the vesting terms and conditions of the original Affiliate Option awards. To that end, the portion of a Participant's Cash Exchange Amounts attributable to vested Affiliate Options (and interest thereon) shall be vested as of the Exchange Date. The portion of the Participant's Cash Exchange Amounts attributable to unvested Affiliate Options (and interest thereon) will vest on January 2, 2001, 2002, or 2003, as applicable. Cash Exchange Amounts deferred under Section 3.1(a) (and interest thereon) that are not vested on the Exchange Date will be conditionally credited to a Participant's Deferral Account and will be forfeited to the extent such amounts are not vested upon the termination of the Participant's employment with the Affiliates. Amounts credited to a Participant's Deferral Account that relate to SEU Exchange Amounts shall be fully vested since only a Participant's vested SEUs can be converted to a dollar credit to his or her Deferral Account.

          (b)    Vesting in Deferral Accounts Upon Retirement, Total Disability or Death.    A Participant whose employment with the Affiliates terminates on account of the Participant's Retirement, death, or following his or her Total Disability, will become vested in a pro rata portion of any Cash Exchange Amounts credited to his or her Deferral Account that are attributable to Affiliate Options granted in 1998 and/or 1999. In such event, X% of the aggregate amount credited to the Participant's Deferral Account attributable to 1998 Affiliate Options shall be vested, and X% of the aggregate amount credited to the Participant's Deferral Account attributable to 1999 Affiliate

4

  Options shall be vested. For this purpose, X shall be determined by dividing (i) the completed months that have elapsed between the date the Participant's 1998 Affiliate Options or 1999 Affiliate Options, as the case may be, were granted and the date of the Participant's termination of employment with the Affiliates, by (ii) 48.

          (c)    Vesting Upon a Change in Control.    A Participant shall automatically be 100% vested in the balance credited to his or her Deferral Account upon a Change in Control.

ARTICLE 4
DEFERRAL ACCOUNTS AND INTEREST

        4.1    Deferral Accounts.

        Solely for record keeping purposes, the Administrator will maintain a Deferral Account for each Participant to which Cash Exchange Amounts and/or SEU Exchange Amounts deferred under Section 3.1 and the interest thereon shall be credited. The Administrator may subdivide a Participant's Deferral Account into separate sub-accounts to keep track of the portions of the Participant's Deferral Account balance that are subject to different vesting schedules.

        4.2    Crediting Deferral Accounts.

          (a)    Cash Exchange Amounts.    The portion of each Participant's Cash Exchange Amount that the Participant elects to defer in accordance with his or her Participation Election shall be credited to his or her Deferral Account as of the Exchange Date.

          (b)    SEU Exchange Amounts.    If an Eligible Person elects to defer his or her SEU Exchange Amounts in accordance with Section 3.1(b), all of the Eligible Person's vested SEUs shall be converted to a dollar credit to his or her Deferral Account as of the day after his or her Conversion Election is received by the Administrator. A Participant may file a Conversion Election with respect to his or her vested SEUs at any time (i) after the first anniversary of the Exchange Date and (ii) before the earlier of the third anniversary of the Exchange Date or the date the Participant's employment with the Affiliates terminates. A Participant's Conversion Election is irrevocable once filed. To the extent a Participant's employment with the Affiliates terminates before the third anniversary of the Exchange Date and the Participant elected a deferral of his or her SEU Exchange Amounts, all vested SEUs that have not previously been converted pursuant to a Conversion Election shall automatically be converted to a dollar credit to his or her Deferral Account as of the later of the first anniversary of the Exchange Date or the day following the termination of the Participant's employment with the Affiliates. If an Eligible Person elects a deferral of his or her SEU Exchange Amounts, all of the Participant's outstanding vested SEUs that have not been converted to a dollar credit to his or her Deferral Account prior to the third anniversary of the Exchange Date shall automatically be converted to a dollar credit to the Participant's Deferral Account as of the third anniversary of the Exchange Date. The dollar amount to be credited to a Participant's Deferral Account upon conversion of his or her SEUs shall be calculated in accordance with Section 9(c), 9(d), or 9(e), as applicable, of the Statement of Terms and Conditions applicable to the Participant's SEU Award Certificate.

        4.3    Debiting Deferral Accounts.

        Each Participant's Deferral Account shall be reduced by the amount of his or her distributions, withdrawals, amounts used to satisfy applicable tax withholding obligations, and any forfeited unvested Cash Exchange Amounts and the interest thereon. A Participant shall have no further rights with respect to an SEU if such SEU is converted to a dollar credit to his or her Deferral Account in accordance with Section 4.2(b).

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        4.4    Statement of Deferral Accounts.

        In accordance with procedures established by the Administrator, each Participant shall receive a statement indicating the balance credited to his or her Deferral Account at the end of each calendar quarter, or more or less frequently as determined by the Administrator.

        4.5    Interest.

        All interest shall be compounded annually and credited to Participants' Deferral Accounts on a daily basis at the following rates:

          (a)    120% 10-Year Rate.    Each Participant's Deferral Account balance shall earn interest at the 120% 10-Year Rate, as in effect from time to time, from the date a balance is first credited to that Deferral Account until the date that such Deferral Account balance is zero.

          (b)    100% 10-Year Rate.    Notwithstanding Section 4.5(a), any Participant who terminates employment with the Affiliates (other than by reason of the Participant's Retirement, death, of following the Participant's Total Disability), and whose Deferral Account balance is to be distributed in installments rather than a single lump sum payment, shall earn interest on his or her Deferral Account balance beginning on the date his or her employment with the Affiliates terminates until the date that such account balance is zero at the 100% 10-Year Rate, as in effect from time to time (rather than the 120% 10-Year Rate applicable until the date the Participant's employment terminates).

ARTICLE 5
RETIREMENT BENEFITS

        5.1    Amount of Benefits.

        Following a Participant's Retirement, the Participant's Employer will pay the Participant a retirement benefit in the form elected by the Participant in accordance with Section 5.2, based on the vested balance of the Participant's Deferral Account as of the Valuation Date. If paid as a lump sum, the retirement benefit will be equal to the vested balance of the Participant's Deferral Account. If paid in installments, the installments will be paid in amounts that will amortize the Participant's vested Deferral Account balance with interest credited at the 120% 10-Year Rate, as in effect from time to time, over the period of time benefits are to be paid. For purposes of calculating installments, the Participant's Deferral Account will be valued as of December 31 each year, and subsequent installments will be adjusted for the next calendar year according to procedures established by the Administrator.

        5.2    Form of Benefits.

        A Participant may elect on his or her Participation Election to have his or her Retirement benefits paid in cash:

          (a)  in a lump sum,

          (b)  in monthly installments paid over the Participant's choice of 60, 120, or 180 months, or

          (c)  in an initial lump sum of a specified percentage or dollar amount of the Participant's Deferral Account, with the remainder paid in monthly installments over the Participant's choice of 60, 120, or 180 months.

        If no valid election is made, the Participant will be deemed to have elected monthly installments over 180 months. A Participant may change the form of benefits elected by filing a new written election, on a form and in a manner prescribed by the Administrator, with the Administrator; provided, however, that if such new written election is received by the Administrator less than 13 months prior to the date of the Participant's Retirement, such new written election shall be ineffective and the

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Participant's benefits will be distributed in accordance with the payout election (or deemed election) in effect 13 months prior to the date of the Participant's Retirement.

        5.3    Commencement of Benefits.

        Retirement benefits will be paid or installments will commence within 60 days after the date of the Participant's Retirement, but in no event earlier than January 2, 2002 or as soon as administratively practicable thereafter.

        5.4    Small Benefit Exception.

        Notwithstanding the provisions of Section 5.2, the Administrator may, in its sole discretion:

          (a)  pay benefits in a single lump sum if the sum of all benefits payable to the Participant is less than or equal to $3,500, or

          (b)  reduce the number of monthly installments elected by the Participant if necessary to produce a monthly benefit of at least $300.

ARTICLE 6
TERMINATION OF EMPLOYMENT BENEFITS

        6.1    Termination of Employment.

          (a)    Amount of Benefits.    Upon termination of a Participant's employment with the Affiliates (other than due to the Participant's Retirement, death, or following the Participant's Total Disability), the Participant's Employer will pay the Participant a benefit in the form elected by the Participant in accordance with Section 6.1(b), based on the vested balance of the Participant's Deferral Account as of the Valuation Date. If paid as a lump sum, the benefit will be equal to the vested balance of the Participant's Deferral Account. If paid in installments, the installments will be paid in amounts that will amortize the Participant's vested Deferral Account balance with interest credited at the 100% 10-Year Rate, as in effect from time to time, over the period of time benefits are to be paid. For purposes of calculating installments, the Participant's Deferral Account will be valued as of December 31 each year, and subsequent installments will be adjusted for the next calendar year according to procedures established by the Administrator.

          (b)    Form of Benefits and Small Benefit Exception.    A Participant may elect on his or her Participation Election to have his or her benefit paid in cash:

            (i)  in a lump sum, or

          (ii)  in three annual installments.

        If no valid election is made on the Participation Election, the Participant will be deemed to have elected a lump sum. The small benefit provisions of Section 5.4 shall apply to benefits payable in accordance with this Section 6.1. The election of the form of benefit under this Section 6.1(b) is irrevocable once the Participant files his or her Participation Election.

          (c)  Commencement of Benefits. Benefits will be paid or installments will commence within 60 days after the date of the Participant's termination of employment, but in no event earlier than January 2, 2002 or as soon as administratively practicable thereafter.

        6.2    Termination of Employment With Cause.

          Notwithstanding anything in Section 6.1 to the contrary, upon an Affiliate's termination of a Participant's employment with Cause, the Participant's Employer will pay the vested balance of the Participant's Deferral Account as of the Valuation Date. Such payment shall be made in a single lump sum within 60 days after the Participant's employment is terminated with Cause, but in no

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  event earlier than January 2, 2002 or as soon as administratively practicable thereafter. The Employer may pay such benefits to the Participant earlier if the Employer so elects.

ARTICLE 7
DEATH BENEFITS

        7.1    Pre-Retirement Death Benefits.

        If a Participant dies while actively employed by an Affiliate, the Participant's Employer will pay such Participant's Beneficiary the vested balance of the Participant's Deferral Account as of the Valuation Date. Such death benefits shall be paid to the Beneficiary in the form elected by the Participant in accordance with Section 5.2. If paid as a lump sum, the benefit will be equal to the vested balance of the Participant's Deferral Account. If paid in installments, the installments will be paid in amounts that will amortize the Participant's vested Deferral Account balance with interest credited at the 120% 10-Year Rate, as in effect from time to time, over the period of time benefits are to be paid. For purposes of calculating installments, the Participant's Deferral Account will be valued as of December 31 each year, and subsequent installments will be adjusted for the next calendar year according to procedures established by the Administrator. Benefits will be paid or installments will commence as soon as administratively practicable following the Participant's death, but in no event earlier than January 2, 2002 or as soon as administratively practicable thereafter.

        7.2    Post-Retirement or Total Disability Death Benefits.

        If a Participant dies (a) after Retirement or (b) after the Participant's employment by an Affiliate terminates following the Participant's Total Disability, the Participant's Employer will pay the remaining balance of the Participant's Deferral Account to the Participant's Beneficiary at the same time and in the same form as such benefits would have otherwise been paid to the Participant.

        7.3    Post-Termination Death Benefits.

        If a Participant dies following termination of employment with an Affiliate for reasons other than (a) Retirement or (b) following the Participant's Total Disability, but prior to the payment of all benefits under the Plan, the Participant's Employer will pay the remaining vested balance of the Participant's Deferral Account to the Beneficiary in a lump sum as soon as administratively practicable following the Participant's death, but in no event earlier than January 2, 2002 or as soon as administratively practicable thereafter.

        7.4    Change in the Form of Benefits.

        Beneficiaries may petition the Administrator once, and only after the death of the Participant, for a change in the form of death benefits. The Administrator may, in its sole and absolute discretion, choose to grant or deny such a petition.

        7.5    Small Benefit Exception.

        Notwithstanding the foregoing provisions of Section 7.1 and 7.2 set forth above, the Administrator may, in its sole discretion:

          (a)  pay death benefits in a single lump sum if the sum of all benefits payable to the Beneficiary is less than or equal to $3,500, or

          (b)  reduce the number of monthly installments elected by the Participant if necessary to produce a monthly death benefit of at least $300.

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ARTICLE 8
TOTAL DISABILITY BENEFITS

        8.1    Amount of Benefits.

        Upon termination of a Participant's employment by an Affiliate following his or her Total Disability, the Participant's Employer will pay the Participant a benefit in the form elected by the Participant in accordance with Section 5.2, based on the vested balance of the Participant's Deferral Account as of the Valuation Date. If paid as a lump sum, the benefit will be equal to the vested balance of the Participant's Deferral Account. If paid in installments, the installments will be paid in amounts that will amortize the Participant's vested Deferral Account balance with interest credited at the 120% 10-Year Rate, as in effect from time to time, over the period of time benefits are to be paid. For purposes of calculating installments, the Participant's Deferral Account will be valued as of December 31 each year, and subsequent installments will be adjusted for the next calendar year according to procedures established by the Administrator.

        8.2    Form of Benefits and Small Benefit Exception.

        Benefits shall be paid in the form elected by the Participant in accordance with Section 5.2 and all the provisions of Section 5.2 (Form of Benefits) and Section 5.4 (Small Benefit Exception) shall apply to all benefit payments made upon the Participant's termination of employment following his or her Total Disability.

        8.3    Commencement of Benefits.

        Benefits will be paid or installments will commence within 60 days following termination of the Participant's employment, but in no event earlier than January 2, 2002 or as soon as administratively practicable thereafter.

ARTICLE 9
IN-SERVICE WITHDRAWALS

        9.1    Scheduled Withdrawals.

          (a)    Election.    A Participant may elect on his or her Participation Election to receive distribution of a specified dollar amount of his or her vested Deferral Account at a specified year in the future. Such election, if made, must be on the Participant's Participation Election at the time it is initially submitted to the Administrator and shall be irrevocable once filed. A Participant may elect only one Scheduled Withdrawal and only one distribution year. Any Scheduled Withdrawal election will be ineffective if the Participant ceases to be employed by an Affiliate prior to the date the Scheduled Withdrawal is to be distributed.

          (b)    Timing and Form.    The year specified for the Scheduled Withdrawal may not be earlier than 2002. Scheduled Withdrawals for 2002 shall be paid in a lump sum as soon as administratively practicable following the second anniversary of the Exchange Date. Scheduled Withdrawals for years after 2002 shall be paid in a lump sum on or as soon as administratively practicable following January 1st of the year specified in the Participation Election.

          (c)    Inadequate Deferral Account Balance.    If a Participant has elected a Scheduled Withdrawal in an amount greater than the Participant's vested Deferral Account balance on the Scheduled Withdrawal payment date and the Participant elected to defer his or her SEU Exchange Amounts, a portion of such Participant's vested SEUs shall be converted to a dollar credit to the Participant's Deferral Account in accordance with Section 9(f) of the Statement of Terms and Conditions applicable to the Participant's SEU Award Certificate. Such conversion shall be in an amount sufficient to satisfy the Participant's Scheduled Withdrawal payment election. If the conversion of vested SEUs described in the preceding sentences is insufficient to fulfill such

9

  Participant's Scheduled Withdrawal payment election, then such Participant shall receive only a Scheduled Withdrawal of his or her entire vested Deferral Account balance (after conversion of any vested SEUs) and will not receive any additional Scheduled Withdrawal distributions if and when any additional Deferral Account balances vest or SEUs are converted.

          (d)    Remaining Deferral Account.    The remainder, if any, of the Participant's Deferral Account following payment of a Scheduled Withdrawal (and any amount credited upon a subsequent conversion of SEUs) will remain credited to that Deferral Account and will be distributed according to the other terms of the Plan and the Participant's Participation Election.

        9.2    Unscheduled Withdrawals.

        A Participant may elect, on a form provided and in a manner prescribed by the Administrator, to withdraw between 25% and 100% (in whole percentages) of his or her vested Deferral Account balance at any time following the second anniversary of the Exchange Date. A Participant who makes an Unscheduled Withdrawal shall pay a penalty of 10% of the amount elected to be withdrawn which shall be deducted from the amount of the Unscheduled Withdrawal otherwise payable and forfeited to the Employer. The 10% penalty percentage shall be reduced to 5% of the amount elected to be withdrawn in the case of Unscheduled Withdrawals received within two years following a Change in Control. The following Unscheduled Withdrawal elections shall be treated as an election to make an Unscheduled Withdrawal of 100% of the Participant's vested Deferral Account balance: (a) an Unscheduled Withdrawal of over 75% of the Participant's vested Deferral Account balance, or (b) an Unscheduled Withdrawal which leaves a vested Deferral Account balance of $3,500 or less. The Unscheduled Withdrawal shall be paid within 30 days after the date the Administrator receives an Unscheduled Withdrawal election from the Participant.

        9.3    Severe Financial Hardship Withdrawals.

        A Participant may elect, on a form and in a manner prescribed by the Administrator, to withdraw all or a portion of his or her vested Deferral Account balance at any time without penalty on account of his or her Severe Financial Hardship, provided that the Administrator approves the Participant's Severe Financial Hardship Withdrawal. However, a Severe Financial Hardship Withdrawal shall not exceed the amount needed by the Participant to alleviate the Severe Financial Hardship, plus the amount of taxes that will be withheld from such withdrawal. The Administrator is the final arbiter of whether a particular set of factual circumstances constitutes a Severe Financial Hardship to a Participant and the Administrator's decision shall be final and binding. The amount of a Severe Financial Hardship Withdrawal that is approved by the Administrator shall be paid in a lump sum as soon as administratively practicable following the Administrator's approval.

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ARTICLE 10
CONDITIONS RELATED TO BENEFITS

        10.1    Nonassignability.

        The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. These benefits will be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishments or executions against any Participant to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to a Participant may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction or, following the Participant's death, may be paid to the Participant's Beneficiary.

        10.2    No Right to Assets.

        The benefits paid under the Plan will be paid from the general assets of the respective Employer (or, in the event that Employer becomes insolvent, from the general assets of EIX), and Participants and Beneficiaries will be no more than unsecured general creditors of the Employer or EIX with no special or prior rights, claims or interests in any assets of the Employer and/or EIX for payment of any obligations hereunder. To that end, EIX guarantees the Plan obligations of each other Employer should that Employer become insolvent. The Participant will have no claim to benefits from any other Affiliate.

        10.3    Protective Provisions.

        Participants and Beneficiaries will cooperate with the Administrator by furnishing any and all information requested by the Administrator to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary, and taking such other actions as may be requested by the Administrator. If any Participant or Beneficiary refuses to cooperate, the Administrator and the Employer will have no further obligation to such Participant or Beneficiary under the Plan.

        10.4    Taxes, Tax Withholding.

        Each Participant, former Participant and Beneficiary shall be solely responsible for all income and employment taxes arising in connection with participation in the Plan or becoming entitled to benefits under the Plan. The Administrator may reduce the amount of any benefit otherwise payable under the Plan by the amount of any federal, state or local income tax withholding requirements and Social Security, Medicare or other employee tax requirements applicable to the payment of benefits under the Plan. To the extent the Administrator can not or does not satisfy such withholding obligations in that manner, Participants and Beneficiaries will make appropriate arrangements, as a condition to the payment of any benefit, with the Administrator for satisfaction of any such withholding obligation.

        10.5    Employer's Right to Defer Payment.

        If the Administrator determines that an Employer's ability to take a tax deduction for one or more payments to be made under the Plan is, or reasonably could be, limited by Code Section 162(m), the Employer may elect to defer such payment(s) until a year in which the Administrator determines that the Employer's tax deduction for such payment(s) is not, or is reasonably not expected to be, limited by Code Section 162(m). Any payments deferred under this Section 10.5 shall remain in the Deferral Account of an affected Participant and shall continue to earn interest at the rate applicable to that Deferral Account.

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        10.6    Termination of Employment.

        For all purposes of the Plan, a termination of a Participant's employment shall not be deemed to occur if the Participant's employment by one Affiliate terminates and, within 30 days of that termination, the Participant is reemployed by the same or another Affiliate.

        10.7    Payments on Behalf of Persons Under Incapacity.

        In the event that any amount becomes payable under the Plan to a person who, in the sole judgement of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the Administrator, in its sole judgement, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrator, the Employer and all other Affiliates.

ARTICLE 11
PLAN ADMINISTRATION

        11.1    General.

        The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to EIX management to whom day-to-day Plan operations are delegated.

        11.2    Administrator Action.

        The Administrator shall act at meetings by affirmative vote of a majority of the members of the Administrator. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Administrator and such written consent is filed with the minutes of the proceedings of the Administrator. A member of the Administrator shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Administrator designated by the Chairman may execute any certificate or other written direction on behalf of the Administrator.

        11.3    Powers and Duties of the Administrator.

        The Administrator shall have all powers necessary to accomplish its purposes under Section 11.1, including, but not by way of limitation, the power:

          (a)  To construe and interpret the terms and provisions of the Plan;

          (b)  To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries, to determine the time and manner in which such benefits are paid, and to determine the amount of withholding taxes to be deducted pursuant to Section 10.4;

          (c)  To maintain all records that may be necessary for the administration of the Plan;

          (d)  To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

          (e)  To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

          (f)    To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe.

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        11.4    Construction and Interpretation.

        The Administrator shall have full discretion to construe and interpret the terms and provisions of the Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to each Participating Affiliate and any Participant or Beneficiary. The Administrator shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

        11.5    Information.

        To enable the Administrator to perform its functions, each Participating Affiliate shall supply full and timely information to the Administrator on all matters relating to the compensation of all Participants, their Cash Exchange Amounts and SEU Exchange Amounts, their death or other cause of termination, and such other pertinent facts as the Administrator may require.

        11.6    Compensation, Expenses and Indemnity.

        The members of the Administrator shall serve without compensation for their services hereunder. The Administrator is authorized at the expense of the Participating Affiliates to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Participating Affiliates. To the extent permitted by applicable state law, the Participating Affiliates shall indemnify and save harmless the Administrator and each member thereof, and delegates of the Administrator who are employees of a Participating Affiliate, against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Participating Affiliates or provided by the Participating Affiliates under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

ARTICLE 12
BENEFICIARY DESIGNATION

        12.1    Beneficiary Designations—General.

        Each Participant will have the right, at any time, to designate any person or persons as Beneficiaries (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant's death. The Beneficiary designation will be effective when it is received in writing by the Administrator during the Participant's lifetime on a form prescribed by the Administrator.

        The receipt of a new valid Beneficiary designation by the Administrator will cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary, and unless in the case of marriage the Participant's new spouse previously was designated as Beneficiary. The spouse of a married Participant must consent in writing to any designation of a Beneficiary other than the spouse.

        If a Participant fails to validly designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to the complete distribution of the Participant's benefits, then the Administrator will direct the payment of the Participant's remaining benefits to the Participant's surviving spouse, or if there is no surviving spouse, to the Participant's estate. If a Beneficiary dies after commencement of payment of the Participant's

13

benefits to such Beneficiary, a lump sum of any remaining payments will be paid to such Beneficiary's beneficiary, if one has been designated, or to such Beneficiary's estate.

        12.2    Payments to Minors.

        Notwithstanding anything else herein to the contrary, in the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid: (a) to that person's living parent(s) to act as custodian; (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent; or (c) if no parent of that person is then living, to a custodian selected by the Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

ARTICLE 13
AMENDMENT OR TERMINATION OF PLAN

        13.1    Amendment of Plan.

        Subject to the terms of Section 13.3, EIX may amend the Plan at any time in whole or in part, provided, however, that the amendment: (a) will not decrease the balance of any Participant's Deferral Account at the time of the amendment, and (b) will not result in a change to the interest formula that effectively decreases the interest rates under the Plan. EIX may, however, amend the interest crediting dates of the Plan prospectively, in which case the Administrator will notify Participants of the amendment in writing within 30 days after the amendment.

        13.2    Termination of Plan.

        Subject to the terms of Section 13.3, EIX may terminate the Plan at any time. If EIX terminates the Plan, all Plan benefits will become fully vested, and the benefits Participants are entitled to receive under the Plan will be paid to Participants in a lump sum within 60 days of the Plan's termination.

        13.3    Amendment or Termination After Change in Control.

        Notwithstanding the foregoing, EIX will not amend or terminate the Plan without the prior written consent of affected Participants for a period of two calendar years following a Change in Control, and will not thereafter amend or terminate the Plan in any manner which affects any Participant or Beneficiary who commences receiving benefits under the Plan prior to the end of the two year period following the Change in Control.

        13.4    Exercise of Power to Amend or Terminate.

        Except as provided in Section 13.3, EIX's power to amend or terminate the Plan will be exercisable by the Administrator.

        13.5    Constructive Receipt Termination.

        Notwithstanding anything to the contrary in the Plan, in the event the Administrator determines that amounts deferred under the Plan have been constructively received by a Participant and must be recognized as income for income tax purposes under applicable law, the Administrator may, in its sole discretion, commence distribution of that Participant's Deferral Account on such terms as it may prescribe. The determination of the Administrator will be binding and conclusive.

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ARTICLE 14
CLAIMS AND ARBITRATION PROCEDURES

        14.1    Claims and Review Procedures.

          (a)    Initial Claim.    The Administrator will notify a Participant in writing, within 90 days after his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Plan. If the Administrator determines that a Participant is ineligible for benefits or full benefits, the notice will set forth: (i) the specific reasons for the denial, (ii) a specific reference to the provisions of the Plan on which the denial is based, (iii) a description of any additional information or material necessary for the claimant to perfect his or her claim and a description of why it is needed, and (iv) an explanation of the Plan's claims review procedures and other appropriate information as to the steps to be taken if the Participant wishes to have the claim denial reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

          (b)    Review of Claim Denial.    If a Participant is determined by the Administrator to be ineligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant will have the opportunity to have the claim denial reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the claim denial notice issued by the Administrator. Said petition will state the specific reasons which the Participant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the Participant (and counsel, if any) an opportunity to present his or her position to the Administrator orally or in writing, and the Participant (or counsel) will have the right to review any pertinent documents. The Administrator will notify the Participant of its decision in writing within the 60-day period, stating specifically the basis for its decision, written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of special circumstances, the 60-day period is insufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator and notice of this deferral will be given to the Participant. In the event of the death of the Participant, the same procedures will apply to the Participant's Beneficiaries.

        14.2    Dispute Arbitration.

        If a Participant or Beneficiary is dissatisfied with the Administrator's decision on review, the matter shall be resolved through final and binding arbitration in Los Angeles, California, pursuant to California Civil Procedure Code Sections 1282-1284.2 (excluding Sections 1283 and 1283.05). The arbitration shall be before a single neutral arbitrator mutually agreed upon by the parties. In the event that the parties are unable to agree upon an arbitrator, the arbitrator shall be selected pursuant to California Civil Procedure Code Section 1281.6. If a Participant or Beneficiary does not submit a request for arbitration within 30 days of receipt of the Administrator's written decision on review, the Participant or Beneficiary will be bound by the Administrator's determination on review and may not thereafter be entitled to a review of the Administrator's determination by an arbitrator or a court.

ARTICLE 15
MISCELLANEOUS

        15.1    Successors.

        The rights and obligations of each Employer under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer.

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        15.2    ERISA Plan.

        The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a "select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA, and therefore, the Plan is intended to be exempt from Parts 2, 3 and 4 of Title I of ERISA. EIX is the named fiduciary.

        15.3    Trust.

        The Employers will be responsible for the payment of all benefits under the Plan. At their discretion, Employers may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. The trust or trusts may be irrevocable, but an Employer's share of the assets thereof will be subject to the claims of the Employer's creditors. Benefits paid to the Participant from any such trust will be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan.

        15.4    Employment Not Guaranteed.

        Nothing in the Plan, nor any amounts credited to a Participant's Deferral Account, shall confer upon any Participant any right to continue in the employ of any Affiliate, constitute any contract or agreement of employment or affect any Participant's status as an employee at will, nor shall interfere in any way with the right of any Affiliate to change any Participant's compensation or other benefits, or to terminate any Participant's employment with or without Cause. Nothing in this Section 15.4, however, is intended to adversely affect any express independent right of such person under a separate employment contract.

        15.5    Continued Service.

        The vesting schedule applicable to benefits under the Plan requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of Plan benefits and the rights and benefits under the Plan. Partial service, even if substantial, during any vesting period will not entitle a Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 3.2(a), except as otherwise expressly provided in Section 3.2(b) or 3.2(c).

        15.6    Gender, Singular and Plural.

        All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

        15.7    Captions.

        The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.

        15.8    Validity.

        If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

        15.9    Waiver of Breach.

        The waiver by the Employer or an Affiliate of any breach of any provision of the Plan by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant.

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        15.10    Expenses.

        Expenses and fees incurred in connection with the administration of the Plan shall be paid by EIX. The Administrator is authorized to employ such legal counsel and consultants as it may deem advisable to assist in the performance of its administrative duties.

        15.11    Applicable Law.

        The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.

        15.12    Notice.

        Any notice or filing required or permitted to be given to an Employer or an Affiliate under the Plan will be sufficient if made in writing and hand-delivered, or sent by first class mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

        IN WITNESS WHEREOF, the Plan is adopted effective August 7, 2000.

EDISON INTERNATIONAL
By:	[John H. Kelly]
Its:	[Senior Vice President]

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QuickLinks

INTRODUCTION
RISK FACTORS
QUESTIONS AND ANSWERS ABOUT THE DCP
ADDITIONAL INFORMATION
ATTACHMENT A DEFERRED COMPENSATION PLAN DOCUMENT
EDISON INTERNATIONAL AFFILIATE OPTION DEFERRED COMPENSATION PLAN

EDISON INTERNATIONAL AFFILIATE OPTION DEFERRED COMPENSATION PLAN Effective as of August 7, 2000 PREAMBLE
ARTICLE 1 DEFINITIONS
ARTICLE 2 PARTICIPATION
ARTICLE 3 EMPLOYEE DEFERRALS
ARTICLE 4 DEFERRAL ACCOUNTS AND INTEREST
ARTICLE 5 RETIREMENT BENEFITS
ARTICLE 6 TERMINATION OF EMPLOYMENT BENEFITS
ARTICLE 7 DEATH BENEFITS
ARTICLE 8 TOTAL DISABILITY BENEFITS
ARTICLE 9 IN-SERVICE WITHDRAWALS
ARTICLE 10 CONDITIONS RELATED TO BENEFITS
ARTICLE 11 PLAN ADMINISTRATION
ARTICLE 12 BENEFICIARY DESIGNATION
ARTICLE 13 AMENDMENT OR TERMINATION OF PLAN
ARTICLE 14 CLAIMS AND ARBITRATION PROCEDURES
ARTICLE 15 MISCELLANEOUS